UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IMPERVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPERVA, INC.

3400 Bridge Parkway

Redwood Shores, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 24, 2018

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Imperva, Inc., a Delaware corporation, will be held at 3400 Bridge Parkway, Redwood Shores, California 94065, on April 24, 2018 at 1:00 p.m. Pacific Time. At the annual meeting, our stockholders will be asked to consider and vote upon:

1.

The election of two Class I directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2021 and until his successor is elected and qualified, or until his death, resignation or removal.

2.	A non-binding advisory resolution to approve our named executive officer compensation.
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.
4.	Transaction of such other business as may properly come before the annual meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on March 1, 2018 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

IMPORTANT NOTICE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

PLEASE VOTE YOUR SHARES PROMPTLY

By Order of the Board of Directors,

Trâm T. Phi

Senior Vice President, General Counsel and Corporate Secretary

Redwood Shores, California

March 12, 2018

IMPERVA, INC.

3400 Bridge Parkway

Redwood Shores, California 94065

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Imperva, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at 3400 Bridge Parkway, Redwood Shores, California 94065, on April 24, 2018 at 1:00 p.m. Pacific Time, and at any adjournments or postponements thereof. At the annual meeting, holders of our common stock will be asked to vote upon: (i) the election of two Class I directors to serve until the annual meeting of stockholders to be held in 2021 or until their successors are duly elected and qualified; (ii) a non-binding advisory resolution to approve our named executive officer compensation; (iii) approval of the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018; and (iv) any other business that properly comes before the annual meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about March 12, 2018. The address of our principal executive offices is 3400 Bridge Parkway, Redwood Shores, California 94065.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is March 1, 2018, will be entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 34,806,089 shares of our common stock outstanding and entitled to vote, held of record by approximately 20 stockholders.

Pursuant to our amended and restated bylaws (“bylaws”), the holders of a majority of the shares of common stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 3400 Bridge Parkway, Redwood Shores, California 94065.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope, or to submit their vote online or by phone. See “Voting Electronically via the Internet or by Telephone” below for instructions. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated on the proxy. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card; FOR the approval of the non-binding advisory resolution to approve our named executive officer compensation; and FOR the ratification of our independent registered public accounting firm for the year ending December 31, 2018. The board of directors does not know of, and does not intend to bring, any business before the annual meeting other than that referred to in this proxy statement and specified in the notice of annual meeting. As to any other business that may properly come before the annual meeting, including any motion made for adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by the board of directors) to vote all shares covered by the proxy card in their discretion. Any stockholder who has given a proxy that does not state it is irrevocable may revoke it at any time before it is exercised at the annual meeting by (i) delivering a duly executed proxy bearing a later date to, or filing a written notice of the death or incapacity of the maker or revocation with, the Corporate Secretary of Imperva, 3400 Bridge Parkway, Redwood Shores, California 94065, (ii) submitting a later dated proxy or revocation by Internet or telephone, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the annual meeting (the two properly nominated individuals receiving the highest number of votes will be elected). Approval of the non-binding advisory resolution to approve our named executive officer compensation and approval of our independent registered public accounting firm for the year ending December 31, 2018, each require the affirmative vote of a majority of the shares of common stock entitled to vote on the matter that are (i) represented in person or by proxy at the annual meeting and (ii) voted for or against the matter.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted for or against such matter. As such, an abstention will have no effect on the vote for the non-binding advisory resolution to approve our named executive officer compensation and the ratification of our independent registered public accounting firm, Ernst & Young LLP, for the year ending December 31, 2018.

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting form from the institution that holds your shares and follow the instructions included on that voting form regarding how to instruct your nominee to vote your shares. If you do not give instructions to your nominee, your nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your nominee may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for the election of directors and the non-binding advisory vote to approve named executive officer compensation, if you do not give instructions to your nominee, your shares will not be voted and will be treated as broker non-votes. Broker non-votes are considered present at the annual meeting for purposes of determining a quorum, but are not considered voted on any proposals and thus have no effect on the outcome of those proposals.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy the right to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet or telephone should understand that there may be costs associated with such access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

You may grant a proxy to vote shares online by going to www.envisionreports.com/impv. To access the website, you will be required to provide the 15-digit control number contained on your proxy card and will then be asked to complete an electronic proxy card. You may also grant a proxy to vote shares by calling the toll-free number on the proxy card and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 1:00 a.m. Eastern Time on April 24, 2018 (10:00 p.m. Pacific Time on April 23, 2018). You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 1:00 a.m. Eastern Time on April 24, 2018 (10:00 p.m. Pacific Time on April 23, 2018). Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

For Shares Registered in the Name of a Broker, Bank or Other Agent

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, banks, and other agents, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC, within four business days of the annual meeting.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, including the financial statements, list of exhibits and any exhibit specifically requested is available without charge upon written request to: Imperva, Inc., Attention: Corporate Secretary, 3400 Bridge Parkway, Redwood Shores, California 94065.

ELECTION OF CLASS I DIRECTORS

(Item No. 1 on the Proxy Card)

Our restated certificate of incorporation (the “certificate of incorporation”) and bylaws provide that the number of authorized directors shall be fixed from time to time by a resolution of the majority of our board of directors. As of the date of this proxy statement, our board of directors consists of seven directors. Our certificate of incorporation and bylaws provide for a classified board of directors, divided into three classes. This year the terms of our Class I directors, currently consisting of Roger Sippl and Allan Tessler, will expire at the annual meeting. Two of the continuing directors are Class II directors, whose terms will expire at our 2019 annual meeting, and three of the continuing directors are Class III directors, whose terms will expire at our 2020 annual meeting.

At each annual meeting of stockholders, holders of common stock eligible to vote at the meeting will be asked to vote on the election of successors to the class of directors whose term expires at that annual meeting for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified or until their earlier death, resignation or removal. The board of directors has nominated each of Messrs. Sippl and Tessler to serve as a Class I director for a three-year term that is expected to expire at our annual meeting in 2021 and until his successor is elected and qualified, or until his earlier death, resignation or removal. You can find the principal occupation and other information about the board’s nominees, as well as other continuing board members, below.

The election of Class I directors will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board’s nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the board’s nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present board of directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE ELECTION OF ROGER SIPPL AND ALLAN TESSLER

AS CLASS I DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and continuing members of the board of directors by class, their ages as of March 1, 2018 and current positions with Imperva. Biographical information for each nominee and/or director is provided below.

Nominees

Name	Age	Class[1]	Position
Roger Sippl[2,3,5]	63	I	Director
Allan Tessler[2,4]	81	I	Chairman of the Board

Continuing Directors

Name	Age	Class[1]	Position
Christopher Hylen[2]	57	II	Director, President and Chief Executive Officer
Geraldine Elliott[3]	61	II	Director
Albert Pimentel[5]	62	III	Director
Randall Spratt[3,5]	65	III	Director
James Tolonen[4,5]	68	III	Director

[1]

The terms of Class I directors (if elected) will expire at the 2021 annual meeting. The terms of Class II directors will expire at the 2019 annual meeting. The terms of Class III directors will expire at the 2020 annual meeting.

[2]	Member of the Acquisitions Committee. Mr. Sippl was appointed to the Acquisitions Committee in February 2017. Messrs. Hylen and Tessler were appointed to the Acquisitions Committee in February 2018.
[3]	Member of the Compensation Committee. Messrs. Sippl and Spratt were appointed to the Compensation Committee in February 2017.
[4]	Member of the Nominating and Corporate Governance Committee. Mr. Tessler was appointed to the Nominating and Corporate Governance Committee in February 2017.
[5]	Member of the Audit Committee. Messrs. Sippl and Spratt were appointed to the Audit Committee in February 2017.

Biographies

Nominees for Class I Directors

Roger Sippl has served as a member of our board of directors since December 2016. Mr. Sippl has been a Managing Member and Partner of Sippl Investments, LLC, a venture capital firm, since 1998. Mr. Sippl was the founder, Chief Executive Officer and Chairman of Elastic Intelligence, Inc., a cloud computing company and developer of the Connection Cloud, which was founded in 2009 and acquired by Intuit Inc. in 2013. In 2002, Mr. Sippl founded Above All Software, Inc., a business integration software company, and served as its Chief Executive Officer until April 2005 and as its Chairman of the Board from April 2005 until March 2007. Mr. Sippl served as the Chief Executive Officer and Chairman of the Board of Visigenic Software, Inc., a software development tools provider that he founded, from 1993 until it was acquired by Borland International, Inc. in 1998. He co-founded The Vantive Corporation, a global enterprise software company specializing in customer relationship management software that was acquired by PeopleSoft, Inc. in 2000. From 1980 to 1989, Mr. Sippl served as Chief Executive Officer of Informix Corporation, a database company that he founded, and from 1989 to 1993, as its Chairman of the Board of Directors. Mr. Sippl was also a director of SolarWinds, Inc. from March 2010 to February 2016, when it was jointly acquired by Thoma Bravo and Silver Lake Partners, and Interwoven, Inc. from April 2007 to March 2009, when it was acquired by Autonomy Corporation plc. Mr. Sippl holds a B.S. in computer science from the University of California at Berkeley.

The board of directors believes that Mr. Sippl possesses specific attributes that qualify him to serve as a director, including his extensive business and leadership experience as a chief executive officer of several technology companies and his substantial expertise in the software industry.

Allan Tessler has served as a member of our board of directors since February 2015, as our lead independent director from October 2015 to February 2018, and as Chairman of the Board since February 2018. Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987 and is Chairman and Chief Executive Officer of Teton Financial Services, a financial services company. He previously served as Chairman of the Board of Epoch Investment Partners, Inc., an investment management company, from 2004 to 2013, and as Chairman of the Board of J Net Enterprises, a technology holding company, from 2000 to 2004. He also previously served as Chief Executive Officer of J Net Enterprises, Co-Chairman and Co-Chief Executive Officer of Data Broadcasting Corporation, now known as Interactive Data Corporation, Chairman of Enhance Financial Services Group, Inc. and Chairman and principal shareholder of Great Dane Holdings. Mr. Tessler serves on the board of directors of TD Ameritrade Holding Corporation, L Brands, Inc. where he is lead independent director, and a member of the audit and executive committees, and Steel Partners Holdings L.P. He is a member of the board of governors of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and an L.L.B. from Cornell University Law School.

The board of directors believes that Mr. Tessler possesses specific attributes that qualify him to serve as a director, including his extensive financial, operational and industry experience and his extensive leadership experience as a director and chief executive officer of companies in various industries.

Continuing Directors

Geraldine Elliott has served as a member of our board of directors since August 2015. She currently serves on the boards of directors of Mimecast Limited, Marvell Technology Group Ltd. and Whirlpool Corporation.  Ms. Elliott served in various executive management roles at Juniper Networks from 2009 to 2014, most recently as Executive Vice President and Chief Customer Officer. Prior to Juniper, Ms. Elliott held a series of senior executive positions at Microsoft from 2001 to 2009, including Vice President, World Wide Public Sector. Prior to Microsoft, she spent 22 years at IBM Corporation, where she held executive and management positions spanning sales, services, consulting, strategy development, and product management. Ms. Elliott is on the Advisory Board for BoardList, the Silicon Valley initiative to increase the number of women on tech boards, and is the founder of Broadrooms, a website dedicated to women who serve or want to serve on corporate boards. She previously served on the board of directors of Bed, Bath and Beyond until June 2017. She holds a B.A. in Political Science from New York University.

The board of directors believes that Ms. Elliott possesses specific attributes that qualify her to serve as a director, including her management experience in sales and distribution, technology and engineering, and strategic planning and leadership of complex organizations.

Christopher Hylen has served as a member of our board of directors, as well as our President and Chief Executive Officer, since August 2017. Prior to that, Mr. Hylen served as President and Chief Executive Officer of GetGo, Inc., a wholly-owned subsidiary of Citrix Systems, Inc. from April 2016 until GetGo was separated from Citrix and subsequently acquired by LogMeIn, Inc. in January 2017. From July 2013 to March 2016, Mr. Hylen served as Senior Vice President and General Manager, Mobility Apps of Citrix. Prior to joining Citrix, Mr. Hylen was the Senior Vice President and General Manager of Payment Solutions at Intuit, Inc. from August 2010 to July 2013. Mr. Hylen also served as Intuit’s Vice President, Marketing Small Business Group from April 2010 to August 2010 and its Vice President Growth, Intuit Payment Solutions from September 2006 to May 2010. Mr. Hylen served as a member of the Board of the ADT Corporation from January 2015 until it was acquired by Apollo Global Management in February 2016. Mr. Hylen holds a B.S. in Engineering from Widener University and an M.B.A. from the Harvard Business School of Management.

The board of directors believes that Mr. Hylen possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer, as well as his prior executive level leadership and operational expertise at Imperva and in prior roles.

Albert Pimentel has served as a member of our board of directors since June 2010. Since March 2017, Mr. Pimentel has served as the Chairman of Afero, Inc., a provider of an internet of things platform as-a-service solution for developing and deploying connected devices. Prior to Afero, Mr. Pimentel held various executive positions at Seagate Technology PLC, one of the world’s largest manufacturers of storage devices, from April 2011 until October 2016, including most recently as an Executive Vice President. Mr. Pimentel served on Seagate’s board of directors from March 2009 until April 2011. From May 2008 to August 2010, Mr. Pimentel served as the Chief Operating Officer and Chief Financial Officer for McAfee, Inc., a consumer and enterprise digital security products company. Mr. Pimentel is also on the boards of directors of Xilinx Corporation. Mr. Pimentel holds a B.S. in commerce from Santa Clara University. He is a Certified Public Accountant, inactive, in the State of California.

The board of directors believes that Mr. Pimentel possesses specific attributes that qualify him to serve as a director, including his extensive industry experience and financial and operational expertise.

Randall Spratt has served as a member of our board of directors since May 2016. He also serves as a non-employee director on the board of directors of Interactive Health Holdings. Mr. Spratt was most recently Executive Vice President, Chief Information Officer and Chief Technology Officer for McKesson Corporation, a global pharmaceutical distribution services and information technology company, from 2009 to 2015. Mr. Spratt joined McKesson in 1999 and held various executive positions at McKesson prior to becoming CIO and CTO, including as CIO from 2005 to 2009, Chief Process Officer for McKesson Provider Technologies from 2003 to 2005 and Senior Vice President, Imaging, Technology and Business Process Improvement from 2000 to 2003. Mr. Spratt holds a B.S. in biology with a minor in computer science from the University of Utah.

The board of directors believes that Mr. Spratt possesses specific attributes that qualify him to serve as a director, including his extensive experience in information technology and operations.

James Tolonen has served as a member of our board of directors since July 2012. Mr. Tolonen currently serves as a member of the board of directors of MobileIron, Inc. and New Relic, Inc. Mr. Tolonen also served on the boards of directors of Blue Coat Systems, Inc. from May 2008 to February 2012, and Taleo Corporation from August 2010 to April 2012. Mr. Tolonen previously served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A., an enterprise software solutions provider, where he was responsible for its finance and administration functions from January 2003 to its acquisition by SAP AG in January 2008. He remained with SAP AG until September 2008. Mr. Tolonen served as Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider focused on the videogame market, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC end-user security and performance software provider, from April 1998 to September 1998, and as a member of its board of directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Mr. Tolonen holds a B.S. in mechanical engineering and an M.B.A. from the University of Michigan. He is a Certified Public Accountant, inactive, in the State of California.

The board of directors believes that Mr. Tolonen possesses specific attributes that qualify him to serve as a director, including his extensive financial, operational and accounting experience and practical experience as a former chief financial officer of several security and software companies.

Board Meetings, Committees and Corporate Governance

Our board of directors had twelve meetings during 2017. Our independent directors hold an executive session in conjunction with each regularly scheduled in-person board meeting (of which there are at least four per year) and as needed during special meetings. During 2017, each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and the committees on which he or she served.

Director Independence

Our board of directors has determined that other than Mr. Hylen, our Chief Executive Officer, each member of our board of directors is independent, as determined under the rules of the NASDAQ Stock Market.

Board Leadership

Our board of directors places a high value on maintaining its status as an independent board of directors. Currently, all but one of the members of our board of directors are independent, as well as all members of the audit committee, the compensation committee and the nominating and corporate governance committee.

The Chairman of our board of directors is Allan Tessler.  Mr. Tessler, who was appointed Chairman in February 2018, previously served as lead independent director.   The responsibilities of the Chairman include proposing the meeting schedules and meeting agendas for the board of directors, serving as the chair of such meetings, and performing such other functions as the board may request from time to time.

Our Corporate Governance Guidelines provide that our board of directors is free to choose its Chairperson in  any way that it considers in the best interests of Imperva, in accordance with our bylaws, and do not require the separation of the offices of Chairman and Chief Executive Officer.  Our nominating and corporate governance committee periodically considers the leadership structure of our board of directors and makes recommendations to the board of directors as it deems appropriate.

Our board of directors does not currently include a lead independent director.  During periods in which we have a lead independent director, he or she presides at executive sessions of independent directors and any meetings at which our current and former chief executive officers are not present. Our lead independent director (if any) also calls meetings of the independent directors as may be necessary from time to time. In addition, our lead independent director (if any) discusses any significant conclusions or requests arising from the executive sessions with our current and former chief executive officers, including the scheduling of, and requested agenda items for, future meetings of the board of directors.

Our board structure allows us to leverage the experience of our current chief executive officer and the independent perspective of our Chairman. We believe that this structure, amplified by our strong committee system, meets the current corporate governance needs and oversight responsibilities of the board.

Role of the Board in Risk Oversight

The board of directors is actively involved in the oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our board is responsible for monitoring and assessing strategic risk exposure, with assistance from time to time by our acquisitions committee, and other risks not covered by our committees.

The full board, or the appropriate committee, receives reports on risks facing Imperva from our chief executive officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors on our committees to exercise oversight over management.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our board of directors also has adopted a Code of Business Conduct and Ethics for directors, officers and employees that serves as a framework for our commitment to promoting high standards of honest and ethical business conduct and compliance with applicable laws. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Investors section of our website, which is located at www.imperva.com/Company/CorporateGovernance. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors for their approval.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors, as well as an informal acquisitions committee. The composition and functioning of our board of directors and all of our audit, compensation and nominating and corporate governance committees comply with all applicable requirements of the Sarbanes Oxley Act of 2002, the NASDAQ Stock Market and SEC rules and regulations. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

During 2017, our audit committee was comprised of Mr. Tolonen, who is the chair of the committee, and Messrs. Pimentel, Sippl and Spratt. The composition of our audit committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate and is independent, as determined by our board of directors pursuant to the rules of the NASDAQ Stock Market. In addition, the board of directors has determined that Messrs. Pimentel, Sippl and Tolonen, are financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended. All audit and permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors has adopted, a charter for our audit committee. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving or, as permitted, pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns; and
•	considering the adequacy of our internal accounting controls and audit procedures.

The audit committee met eight times during 2017, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and discuss their review or audit of such statements. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at www.imperva.com/Company/CorporateGovernance.

Compensation Committee

Our compensation committee is comprised of Ms. Elliott, who is the chair of the committee, and Messrs. Sippl and Spratt, who joined in February 2017. Charles Giancarlo served on the compensation committee from May 2016 until October 2017, when he resigned from the board. The composition of our compensation committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations and the Internal Revenue Code of 1986, as amended (the “Tax Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our directors and executive officers. Our compensation committee recommended, and our board of directors has adopted, a charter for our compensation committee. Our compensation committee’s responsibilities include:

•	annually reviewing and approving goals and objectives relevant to the compensation of our executive officers;
•

evaluating the performance of our chief executive officer and other executive officers in light of such goals and objectives and determining the compensation of our chief executive officer and our other executive officers;

•	overseeing and administering our incentive-based compensation and equity plans;
•	overseeing the review of our diversity‑related compensation equity practices;
•	annually reviewing and making recommendations to the board with respect to director compensation;

•	reviewing with management our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures; and
•	reviewing general policies relating to compensation and benefits of our employees.

The compensation committee met seven times during 2017. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at www.imperva.com/Company/CorporateGovernance, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the compensation committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The compensation committee engaged Compensia, Inc., a national compensation consulting firm that the committee has determined to be independent, to provide advice and analysis to the compensation committee on our executive officer and director compensation programs during 2017. See “Compensation Discussion and Analysis” for additional discussion regarding the role of Compensia in executive compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Tessler, who is the chair of the committee and Mr. Tolonen. Charles Giancarlo served on the nominating and corporate governance committee from May 2016 to October 2017, when he resigned from the board. The composition of our nominating and corporate governance committee meets the requirements for independence under NASDAQ Stock Market and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our board of directors has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for board and committee membership;
•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;
•	identifying individuals qualified to become board members;
•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines;
•	overseeing the evaluation of the board, its committees and management;
•	reviewing related party transactions and proposed waivers of our code of conduct;
•	reviewing and discussing public disclosures related to the board’s leadership structure and its role in risk oversight;
•	reviewing developments in corporate governance practices; and
•	evaluating the adequacy of, and making recommendations with respect to, our corporate governance practices and reporting.

The nominating and corporate governance committee met two times during 2017. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at www.imperva.com/Company/CorporateGovernance.

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Imperva, Inc., 3400 Bridge Parkway, Redwood Shores, California 94065. The recommendation must be submitted not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and NASDAQ Stock Market rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates. The committee will choose candidates to recommend for nomination based on the specific needs of the board and Imperva at that time. Although the nominating and corporate governance committee does not have a specific policy on diversity, in its consideration of the specific needs of the board and Imperva, the committee considers diverse backgrounds so that the board composition reflects a broad spectrum of experience and expertise. Final approval of nominees to be presented for election is determined by the full board.

The nominating and corporate governance committee recommended to the board that Messrs. Sippl and Tessler be nominated to serve as Class I directors.

Acquisitions Committee

Our acquisitions committee is an informal committee of the board comprised of Anthony Bettencourt, until his resignation from the Board in February 2018, and Messrs. Hylen, Sippl and Tessler. Mr. Sippl joined the acquisitions committee in February 2017, and Messrs. Hylen and Tessler joined the acquisitions committee in February 2018. Charles Giancarlo served on the acquisitions committee until October 2017, when he resigned from the board. The acquisitions committee’s purpose is to assist our board of directors in review of certain investment and acquisition transactions proposed by management. The acquisitions committee did not meet during 2017. The Board is in the process of evaluating the purview of this committee.

Compensation Committee Interlocks and Insider Participation

During the course of 2017, the members of our compensation committee were Ms. Elliott and Messrs. Giancarlo, Sippl and Spratt. Mr. Giancarlo served on the compensation committee from May 2016 to October 2017, when he resigned from the board. None of them had at any time in the last year (while serving as a compensation committee member) or had previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2017.

Communications with Directors

Any third party, including any stockholder, may communicate with the board, including its independent directors, by sending written correspondence to: Board of Directors, c/o Corporate Secretary, Imperva, Inc., 3400 Bridge Parkway, Redwood Shores, California 94065. This disclosure can be found on the Investors section of our website, which is located at www.imperva.com/Company/Communications. Communications may be submitted anonymously or confidentially. Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The board has instructed the Corporate Secretary to review all correspondence and to determine, in her discretion, whether matters submitted are appropriate for board consideration. In particular, the board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any independent director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Director Attendance of Annual Meetings

We encourage directors to attend our annual meetings of stockholders but do not require attendance. Seven directors attended our 2017 annual meeting of stockholders.

Director Compensation

The compensation committee, after considering the information, analysis and recommendation provided by Compensia, including data regarding compensation paid to non-employee directors by companies in our “peer group” (as described in “Compensation Discussion and Analysis—Competitive Market Data”), evaluates the appropriate level and form of compensation for non-employee directors and recommends changes to the board when appropriate. For 2017, annual compensation for non-employee directors consisted of:

Board Fees[1]
Cash Retainer	$ 30,000
Annual Equity Awards for Continuing Directors:
Restricted Stock Units[2]	Equal to $200,000 divided by the closing price of the company’s common stock on the grant date
Initial Equity Awards for New Directors[3]:
Restricted Stock Units	Equal to $400,000 divided by the closing price of the company’s common stock on the grant date
Committee and Non-Employee Chairman of the Board Fees
Chairman of the Board of Directors[4]	$ 20,000
Lead Independent Director	$ 16,500
Audit Committee Chair	$ 20,000
Compensation Committee Chair	$ 12,000
Nominating and Corporate Governance Chair	$ 7,500
Non-chair Audit Committee Member	$ 8,000
Non-chair Compensation Committee Member	$ 5,000
Non-chair Nominating and Corporate Governance Committee Member	$ 4,000

[1]	All cash compensation to directors is paid in quarterly installments upon continuing service.
[2]	The annual restricted stock unit awards vest in full after one year.
[3]	Each new non-employee director receives a restricted stock unit grant upon joining the board of directors. The restricted stock units vest over three years in equal annual installments.
[4]	This fee is only paid to a non-employee Chairman of the Board.

Director Compensation Table

The following table provides information for the year ended December 31, 2017 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director in 2017. Other than as set forth in the table and the narrative that follows it, in 2017 we did not pay any fees to our non-employee directors, make any equity or non-equity awards to non-employee directors or pay any other compensation to non-employee directors. All compensation that we paid to Mr. Hylen, our only employee director, and Mr. Bettencourt, our former President, Chief Executive officer, non-executive Chairman of the Board and director, is analyzed in the section “Compensation Discussion and Analysis” and presented in the tables summarizing named executive officer compensation in the section “Executive Compensation.” No compensation was paid to Messrs. Hylen or Bettencourt in their capacity as directors.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,4]	Total ($)
Geraldine Elliott	42,000	199,988	237,988
Charles Giancarlo[3]	31,875	199,988	231,863
Albert Pimentel	38,000	199,988	237,988
Randall Spratt	41,664	199,988	241,652
Roger Sippl	41,664	199,988	241,652
Allan Tessler	51,533	199,988	251,521
James Tolonen	54,000	199,988	253,988

[1]	These amounts reflect quarterly retainer fees earned in 2017 for board and committee service.
[2]

Amounts shown in this column reflect the aggregate grant date fair value of the restricted stock unit (“RSU”) awards granted during 2017 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, (“FASB ASC 718”). The amounts do not reflect dollar amounts actually received by each non-employee director. See Note 12 of the Notes to our

Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of all assumptions made in determining the grant date fair values.
[3]	Mr. Giancarlo resigned from the board of directors effective October 17, 2017.
[4]	The aggregate number of outstanding stock options and unvested RSUs held by each of our non-employee directors as of December 31, 2017 was as follows:

Name	RSUs	Options
Geraldine Elliott	5,232	3,980
Charles Giancarlo	0	3,075
Albert Pimentel	4,624	21,165
Randall Spratt	12,199	0
Roger Sippl	11,660	0
Allan Tessler	4,624	9,455
James Tolonen	4,624	21,268

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2017.

Executive Officers

Our executive officers as of March 1, 2018, and their positions and respective ages on that date, are:

Name	Age	Position
Christopher Hylen	57	President and Chief Executive Officer and Director
Trâm Phi	47	Senior Vice President, General Counsel and Corporate Secretary
Mike Burns	52	Chief Financial Officer and Treasurer

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Executive Compensation—Employment, Severance and Change in Control Arrangements.” Biographical information for Mr. Hylen is provided above. See “—Information Regarding Our Nominees and Directors.”

Trâm Phi has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2012. From August 2011 to February 2012, she served as our Vice President, General Counsel and Corporate Secretary. Ms. Phi served as Vice President, General Counsel and Secretary of ArcSight, Inc., a provider of enterprise threat and risk management solutions, from January 2006 until the acquisition of ArcSight by Hewlett-Packard Company in October 2010, and then as general counsel of HP Software, Security until August 2011. From September 2002 to May 2005, Ms. Phi served in various positions at InVision Technologies, Inc., a manufacturer of explosives detection systems, most recently as Senior Vice President and General Counsel, including following the acquisition of InVision by General Electric Company in December 2004. Ms. Phi holds a B.A. in political science from San Jose State University and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

Mike Burns has served as our Chief Financial Officer since January 2018. Mr. Burns has more than 20 years of senior leadership experience in finance and operations with high-growth public technology companies. Before Imperva, he served as Chief Financial Officer of Gigamon from July 2014 to October 2016, and as Chief Financial Officer of Volterra Semiconductor from August 2007 to October 2013. Mr. Burns holds a B.A. in Economics and M.S. in Industrial Engineering from Stanford University, and an M.B.A. from the University of California, Berkeley, Haas School of Business.

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER
COMPENSATION

(Item No. 2 on the Proxy Card)

In accordance with SEC rules and regulations, we are providing stockholders with a non-binding advisory vote to approve compensation programs for our named executive officers, also known as “say on pay.”

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy, and the Executive Compensation section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As described in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to recruit, retain and motivate talented individuals with the experience and leadership skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding achievement of selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” and the related compensation tables for detailed information about our executive compensation programs, including information about the 2017 compensation of our named executive officers.

As an advisory vote, this proposal is not binding. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that Imperva’s stockholders approve, on an advisory basis, the compensation of the named executive officers disclosed in the proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures in the “Executive Compensation” section that follows. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions during and for 2017. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by the following executive officers and places in perspective the data presented in the tables and narrative that follow:

•	Christopher Hylen, our President and Chief Executive Officer (our “CEO”);
•	Trâm Phi, our Senior Vice President, General Counsel and Corporate Secretary;
•	Sunil Nagdev, our Chief Customer Officer;
•	Anthony Bettencourt, our former President and Chief Executive Officer (from August 2014 to August 2017) and former Vice President of Customer Engagement (from August 2017 to February 2018);
•	Terrence Schmid, our former Chief Financial Officer (from November 2010 to November 2017);
•	Michael Mooney, our former Chief Revenue Officer (from October 2014 to February 2018); and
•	Aaron Kuan, our former interim Chief Financial Officer (from November 2017 to December 31, 2017).

Mr. Nagdev was Senior Vice President, Worldwide Services and Support from January 2017 to April 2017, Senior Vice President and General Manager, Products and Services from April 2017 to January 2018.  He has been Chief Customer Officer since January 2018.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “named executive officers” or “NEOs.”

2017 Executive Compensation Highlights

Stockholder Outreach. Based on the lower than expected approval level for the non-binding stockholder advisory vote on our executive compensation program at the annual meeting held in April 2017 (the “2017 Say-on-Pay-Vote”), we conducted a stockholder outreach campaign during the last quarter of 2017 and first quarter of 2018 to understand stockholder concerns with our executive compensation program. A summary of these efforts was presented to the compensation committee prior to their review and approval of our 2018 executive compensation programs. For further information, see the section “—Stockholder Advisory Vote on Executive Compensation and Stockholder Outreach.”

Company Performance. In 2017, Imperva achieved total revenue of $321.7 million, up 22% year-over-year, which included product and subscription revenue of $216.5 million, up 27% year-over-year, driven by subscription revenue growth of 42% and product revenue growth of 12%. The incentive-based cash compensation for our NEOs in 2017 reflected these strong results. The performance target for the incentive-based equity awards granted to our NEOs in 2017 was focused on achievement of substantial growth in subscription revenue and as discussed in more detail below reflected less growth than anticipated in subscription revenue.

Pay‑for‑Performance ‒ Incentive Compensation Outcomes.

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Equity Awards. The compensation committee approved equity awards with a 50/50 mix between performance-based restricted stock unit awards (“PRSUs”) and restricted stock unit awards (“RSUs”). Generally, at target achievement levels, the PRSUs made up 50% of the shares awarded to each of our NEOs for 2017, and RSUs that vest over a four-year period made up the other 50% of the shares awarded. We granted PRSUs to our NEOs to be earned upon achievement of an annual contract value of subscription bookings target for 2017, and, with respect to earned shares, subject to time-based vesting following the 2017 performance period of an additional two years, for a total of a three-year period from the grant date. Each of our NEOs earned approximately 58% of the target number of PRSUs awarded based on company performance in 2017. For further information, see “—Equity Awards”

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Cash Awards. Under our 2017 Senior Management Bonus Plan, our NEOs earned 99%, 85%, 98% and 102% of their target bonus opportunities for the first, second, third and fourth quarters of 2017, respectively. For further information, see “—Cash Bonuses.”

Executive Management Transitions.

During 2017, there were several changes in our executive management team, including our appointment of a new chief executive officer. These events were important factors in our decision making with regards to 2017 compensation for our NEOs.

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On August 15, 2017, Mr. Hylen was appointed as our CEO and a member of our board of directors, and Anthony Bettencourt, our former President and Chief Executive Officer, transitioned to the role of Vice President of Customer Engagement, while remaining the Chairman of our board of directors.  Mr. Bettencourt resigned as our Vice President of Customer Engagement, non-executive Chairman of the Board and director, effective February 2018.  For further information on Mr. Hylen’s initial compensation, see “—New Chief Executive Officer” and the tables and footnotes below. For further information on Mr. Bettencourt’s compensation following his change of roles, see “—Former Chief Executive Officer and Vice President of Customer Engagement” and the tables and footnotes below.

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Mr. Schmid resigned as our Chief Financial Officer effective November 15, 2017, and on November 16, 2017, Mr. Kuan commenced service as our interim Chief Financial Officer, transitioning from his prior role as our Vice President of Financial Planning and Analysis, and served in that capacity through December 31, 2017. For further information on Mr. Kuan’s compensation related to this interim position, see “—New Interim Chief Financial Officer” and the tables and footnotes below. On January 2, 2018, Mike Burns commenced service as our new Chief Financial Officer.

Stockholder Advisory Vote on Executive Compensation and Stockholder Outreach

Stockholders that participated in the 2017 Say-on-Pay Vote approved the non-binding, advisory proposal on the compensation of our NEOs by 57.1% of the votes cast. In response to the results of the 2017 Say-on-Pay Vote, and prior to determining 2018 executive compensation, we conducted a stockholder outreach program designed to help us engage with key stockholders about their opinions and suggestions for our executive compensation program, including discussions with stockholders about the structure of our compensation program and our belief that a significant portion of our executives’ compensation should be linked to company performance. We contacted our top fifteen stockholders, representing approximately 57% of our shares outstanding as of the record date. We had meetings with four of them. The remaining investors declined to meet or did not respond to our inquiries. We also conducted investor meetings for analysts and interested investors on February 26 and 27, 2018 in San Francisco, California.

The individual meetings with significant institutional investors were led by Ms. Elliott, the Chair of the compensation committee, and Mr. Hooper, our SVP of People. Mr. Burns, our Chief Financial Officer, led the investor meeting.

The agenda for the individual meetings requested feedback from stockholders and generally included the following additional content depending on the goals of the individual stockholder: (1) a review of our compensation philosophy and the alignment of compensation with financial performance, (2) a review of operations and reported results, and (3) a discussion around strategic direction.

Stockholders gave us insights into their investment strategies, their view of and expectations for Imperva, and discussed what they felt would be compensation best practices. A summary of these stockholder communications was presented to our compensation committee in late 2017 and early 2018. The committee considered and took our stockholders’ feedback into account when determining compensation for 2018. Key comments from stockholders included concern over the discretionary bonuses awarded during the third and fourth quarter of 2016, giving more weight to performance metrics, and having performance metrics align more closely to the metrics reported to analysts. Based in part on these discussion with our stockholders, the committee made the following changes to executive officer compensation practices: (1) approved stock ownership guidelines for executive officers and directors (see “—Stock Ownership Guidelines” below) and (2) tied bonus and PRSU 2018 targets to revenue growth rates and operating margin. We expect to continue our dialogue with stockholders and take their feedback into account annually when determining the compensation for our NEOs.

Annual Say-on-Pay Vote

In 2015, our stockholders voted in favor of submitting a say-on-pay proposal for stockholder consideration every year. We, therefore, hold an annual, non-binding stockholder advisory vote on our say-on-pay proposal. Our next non-binding stockholder advisory vote on the frequency of our say-on-pay proposals will occur at our 2021 annual meeting.

Stock Ownership Guidelines.

In February 2018, the board of directors adopted Stock Ownership Guidelines that require executive officers and directors to hold a meaningful amount of equity to link their interests to those of our stockholders as summarized in the table below. Our officers and directors are expected to meet the applicable guideline level within five years of the adoption of the guidelines, subject to narrow hardship and other exceptions. They are subject to the holding requirements for so long as they continue to serve as a director or officer covered by the guidelines. The amount of shares owned includes vested RSUs and the in-the-money value of vested, unexercised stock options.

Position	Individual Guideline Level
Chief Executive Officer	Lesser of 3x annual base salary or 32,000 shares
All Other Covered Officers	Lesser of 1x annual base salary or 8,000 shares
Director	Lesser of 3x annual cash retainer for service as a board member* or 2,250 shares
* Excludes any additional cash retainer paid as a result of service as a Board chairperson, lead independent director, committee chair or committee member or meeting fees (if any).

Compensation Best Practices.

As in prior years, we maintained the following compensation practices:

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Independent compensation committee with an independent compensation consultant. The compensation committee is comprised solely of independent directors that have implemented a rigorous pay for performance compensation program for our executive officers. The compensation committee retained an independent compensation consultant to provide it with competitive market data and advice to support its executive compensation decisions.

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Ongoing stockholder outreach. We engage in stockholder outreach throughout the year to discuss our business, including discussions with stockholders about the structure of our executive compensation program. The compensation committee considers the feedback we receive from stockholders about our executive compensation program when making future compensation decisions for our executive officers. For further information, including with respect to stockholder outreach in response to our 2017 Say-on-Pay Vote, see section “—Stockholder Advisory Vote on Executive Compensation and Stockholder Outreach.”

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Annual say-on-pay vote. We conduct an annual, non-binding stockholder advisory vote on the compensation of our NEOs (a “say-on-pay vote”), and the compensation committee considers the outcome of this vote when making future compensation decisions for our executive officers.

•	Annual compensation review. The compensation committee performs an annual review of our peer group and our executive officer compensation levels against those of our peer group, with data and input from its independent compensation consultant, to ensure that compensation levels for our executive officers are competitive and appropriate relative to market.
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Annual compensation-related risk assessment. Together with the compensation committee, we perform an annual review of our compensation programs companywide to ensure that they do not encourage a level of risk taking that would result in a material adverse impact on the company.

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No single trigger acceleration. Our 2011 Stock Option and Incentive Plan and our Change in Control Plan do not provide for automatic single-trigger acceleration in the event of a corporate transaction.

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No gross-ups or reimbursements for taxes. We have not provided any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Tax Code, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

•	No perquisites. We do not provide perquisites to our executive officers. Our executive officers are entitled to generally available benefits on the same basis as all other employees.
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No hedging, margining or pledging of equity securities. Our insider trading policy prohibits our directors and executive officers from engaging in hedging activities, the shorting of our equity securities or holding our equity securities in a margin account. Our insider trading policy also prohibits our directors and executive officers from pledging our equity securities as collateral for loans unless the pledge has been approved by our compliance officer.

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Compensation Recovery (or Clawback) Policy. We maintain a Compensation Recovery (or Clawback) Policy, which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct, any cash or equity incentive award, erroneously paid, or awarded in excess of what would have been paid pursuant to the restated financial statements, over the three years preceding the date on which we are required to prepare the restated financial statements.

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Stock Ownership Guidelines. We have implemented Stock Ownership Guidelines that require executive officers and directors to hold a meaningful amount of equity to link their interests to those of our stockholders for so long as they remain executive officers and directors.

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Limit on Non-Employee Director Awards. Under our 2011 Stock Option and Incentive Plan we have established a maximum of 250,000 shares that may be granted to a non-employee director in any calendar year.

New Chief Executive Officer

On August 15, 2017, Mr. Hylen was appointed as our President and Chief Executive Officer and a member of our board of directors. In developing the compensation package for Mr. Hylen, our compensation committee took into account compensation structure and levels that were deemed reasonable and necessary to incentivize him to join Imperva, market competitive pay levels within our peer group, costs Mr. Hylen would incur to travel to headquarters from his residence, how Mr. Hylen’s compensation package compared to our former chief executive officer’s, the size of Mr. Hylen’s equity awards and whether he would also be eligible to receive additional awards in the near future (subject to the committee’s ongoing review of performance, competitiveness, retention, and other relevant factors), and our 2017 Say-on-Pay Vote. The compensation committee believed that Mr. Hylen’s compensation should be principally tied to long-term stockholder value creation and, accordingly, the compensation committee determined to grant a substantial portion of his compensation in the form of time-based and performance-based RSUs. Mr. Hylen’s compensation elements are described below.

•	a starting annual base salary of $440,000;
•	a sign-on bonus in the amount of $250,000, subject to repayment on a proportional basis if his employment with us terminates within 24 months of its commencement;

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a target bonus under our existing Senior Management Bonus Plan equal to 100% of his annual base salary (which, as an inducement for him to join us, is guaranteed at a minimum of 100% for 2017, but prorated for the portion of 2017 that he is employed by us). Going forward, Mr. Hylen has no guaranteed bonus payments under our Senior Management Bonus Plan.

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RSUs that may be settled for 101,200 shares of our common stock. These RSUs were granted pursuant to the terms of our 2015 Equity Inducement Plan, the terms of which plan are substantially similar to our 2011 Stock Option and Incentive Plan. This RSU vests with respect to 25% of the shares of our common stock subject to the award on August 15, 2018, with an additional 6.25% of the shares vesting each quarter thereafter for so long as Mr. Hylen continues to be employed by, or provide services to, us.

•

PRSUs for 110,190 shares of our common stock at target, and up to an additional 110,190 shares of our common stock for performance in excess of target, which were granted in the first quarter of 2018 pursuant to the terms of our 2011 Stock Option and Incentive Plan. The PRSUs are eligible to be earned based on performance metrics determined by our compensation committee in consultation with Mr. Hylen. The number of shares subject to the PRSU that are earned based upon these performance metrics are also subject to time-based vesting with 16.67% of the shares vesting on the later to occur of February 18, 2019 and the date that we publicly issue our earning release for the year ending December 31, 2018, and an additional 16.67% of the shares vesting each quarter thereafter, subject to Mr. Hylen’s continued service with us and, in all cases, only if and to the extent the performance metrics are met.

Mr. Hylen is eligible for payments and benefits in the event that he is terminated without “cause” or resigns for “good reason” within 24 months following commencement of employment with us, as set forth in his employment offer letter. These termination benefits were considered reasonable and necessary to incentivize Mr. Hylen to accept employment as our chief executive officer. For further information, see “Executive Compensation—Employment, Severance and Change in Control Agreements.”

Mr. Hylen also participates in our Change in Control Plan pursuant to which he is eligible for certain payments and benefits in the event that he is terminated without “cause” or resigns for “good reason” in connection with a Change in Control. For further information, see “Executive Compensation—Employment, Severance and Change in Control Agreements.”

Former Chief Executive Officer and Vice President of Customer Engagement

In connection with Mr. Hylen’s appointment, Mr. Bettencourt resigned as our President and Chief Executive Officer and was appointed as our Vice President of Customer Engagement.  Mr. Bettencourt’s base salary and target cash bonus opportunity were reduced in connection with his transition. Upon Mr. Bettencourt’s transition to his new role, he ceased to be eligible to participate in our Change in Control Plan.  The changes to Mr. Bettencourt’s compensation in connection with is transition to Vice President of Customer Engagement are further illustrated in detail in the tables and footnotes below.  Effective February 2018, Mr. Bettencourt resigned as Vice President of Customer Engagement, non-executive Chairman of the Board and director.  In connection with his resignation, and in exchange for a release of claims, Mr. Bettencourt’s then-outstanding equity that would have vested by April 30, 2019 was accelerated.

Former Chief Financial Officer

Effective November 15, 2017, Mr. Schmid resigned as our Chief Financial Officer. In connection with Mr. Schmid’s resignation, and in exchange for a release of claims in favor of Imperva, Mr. Schmid received a lump sum cash payment in an amount equal to Mr. Schmid’s annual base salary as in effect immediately prior to his resignation, plus his target annual cash bonus opportunity for 2017, plus twelve months of COBRA premium reimbursements.

Interim Chief Financial Officer

On November 16, 2017, Mr. Kuan commenced service as our interim Chief Financial Officer, transitioning from his prior role as our Vice President of Financial Planning and Analysis. Mr. Kuan’s annual base salary did not increase in connection with his transition to the role of interim Chief Financial Officer, but he became eligible to receive a bonus of $20,000 per month for each calendar month (and prorated amounts for any partial calendar months) in which he serves as our interim Chief Financial Officer, with a guaranteed minimum bonus of $60,000. In addition, Mr. Kuan’s target bonus opportunity under our 2017 Senior Management Bonus Plan was also increased from 26% to 35% of his base salary, prorated for the portion of 2017 that he served as our interim Chief Financial Officer. This guaranteed monthly bonus and increased target quarterly bonus opportunity are to compensate Mr. Kuan for his additional responsibilities and services, and to provide him with a market competitive pay level within our peer group for Chief Financial Officer. In addition, Mr. Kuan participated in our Change in Control Plan during the period in which he served as interim Chief Financial Officer, and ceased to participate in the Change in Control Plan when his tenure as interim Chief Financial Officer ended. The changes to Mr. Kuan’s compensation are further illustrated in the tables and footnotes below.  Mr. Kuan served as our interim Chief Financial Officer through December 31, 2017. On January 2, 2018, Mr. Burns commenced service as our new Chief Financial Officer.

Chief Customer Officer

Mr. Nagdev took on roles of increasing oversight and responsibility during 2017. Mr. Nagdev joined the company in December 2014 as Senior Vice President, Worldwide Services and Support responsible for overseeing the professional services and support teams. In January 2017, he assumed responsibility for the development, operations and product management teams for the Incapsula product and in April 2017, he was promoted to the role of Senior Vice President and General Manager, Products and Services. In that role, Mr. Nagdev assumed responsibility for the development, operations and product management teams for all Imperva products.  In recognition of Mr. Nagdev’s additional responsibilities and to provide him with a market competitive pay level, his annual base salary was increased from $295,000 to $335,000 and his target bonus opportunity under the 2017 Senior Management Bonus Plan increased from 50% to 65% of base salary. He was also awarded an additional 7,000 RSUs and 7,000 PRSUs at target achievement levels. These additional RSUs and PRSUs are subject to the same terms as the grants awarded in February 2017, but with the time-based vesting commencing one quarter later. In January 2018, as part of organizational changes designed to improve customer experiences, fuel product innovation and increase operational effectiveness, Mr. Nagdev was appointed Chief Customer Officer, the head of the new Customer Success function to focus on ensuring successful customer engagement with our products worldwide.

Severance Plan

On August 8, 2017, our compensation committee adopted a Severance Plan for designated members of the senior management team. Certain senior executives, including Mr. Nagdev and Ms. Phi, participate in a short-term Severance Plan, which will expire on August 15, 2018. Mr. Mooney’s participation in our Severance Plan terminated when he ceased to be our Chief Revenue Officer.  None of our other NEOs participate in our Severance Plan.  This Severance Plan provides for severance payments and limited accelerated vesting of outstanding and unvested equity awards in the event of the termination of employment of these NEOs under specified circumstances. See “Executive Compensation—Employment, Severance and Change in Control Arrangements—Severance Plan” for more information.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract individuals with the skills necessary for us to achieve our annual operating plans, to motivate them, to reward them fairly over time, and to retain those who continue to perform at or above the levels that we expect. It is also designed to link rewards to measurable corporate performance targets. We believe that the most effective executive compensation program is one that is designed to align our executive officers’ interests with those of our stockholders by rewarding the achievement of pre-established financial goals, with the ultimate objective of enhancing stockholder value. A portion of each executive officer’s target total direct compensation opportunity should be at risk, provided such risk does not lead to excessive risk taking and should vary based on our financial and operating performance, as well as each executive officer’s level of responsibility. We evaluate compensation to ensure that we maintain our ability to attract and retain talented employees in key positions, and that the compensation provided to our executive officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe the executive compensation packages we provide to our executive officers should include both cash and stock-based compensation that reward achievement of pre-established financial goals, including operational and strategic measures.

We work within the framework of our pay-for-performance philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and relevant work experience, and historical compensation levels at the company;
•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;
•	the individual’s performance and the performance of our business;
•	the demand for individuals with similar expertise and experience and the retention risk for the individual; and
•	the individual’s ability to meet or exceed expectations for the position and take on additional responsibilities to grow the business.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The compensation of our executive officers is determined by our compensation committee. Typically, our chief executive officer provides recommendations to the compensation committee with respect to the annual compensation of our executive officers and discusses with the compensation committee the compensation and performance of all executive officers, other than himself, during the last quarter of the fiscal year and the first quarter of the new fiscal year. Our chief executive officer bases his recommendations in part upon his review of the performance of our executive officers. Our compensation committee reviews the performance of our chief executive officer. The compensation committee discusses its review with the board of directors and solicits its feedback prior to meeting in executive session without the chief executive officer present to determine his compensation. Our compensation committee may exercise its discretion in modifying any recommended compensation adjustments or awards to our executive officers. Our compensation committee meetings typically have included, for all or a portion of each meeting, in addition to our compensation committee members and our Chief Executive Officer, our Chief Financial Officer, our Senior Vice President and General Counsel, and our Senior Vice President of People.

Components of Executive Compensation

Our executive officers’ compensation has the following primary components:

•	base salary;
•	cash bonuses under our Senior Management Bonus Plan; and
•	equity awards.

Each of these components is discussed in more detail in the sections that follow. Our compensation committee sets executive officer compensation at a level it believes enables us to hire and retain individuals in a competitive environment and to reward individual performance and a level of contribution to our overall business goals. Our compensation committee also takes into account the compensation that is payable by public companies with which we believe we generally compete for executives. To this end, our compensation committee reviews surveys and other compensation data of peer companies annually when determining our executive compensation. We utilize salary as the base amount necessary to compete for executive talent. We design our cash bonus plan with a time horizon of one year or less in order to focus our executive officers on achieving revenue goals, while controlling operating expenses and margin, as provided in our annual operating plan, and to reward substantial achievement of these financial goals. We design our equity awards with multi-year vesting periods to encourage similar performance over a longer-term and to align focus with our stockholders.

We view each of these components of compensation as related, but distinct. Although our compensation committee considers total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Our compensation committee determines the appropriate level for each compensation component based in part on its understanding of the competitive market consistent with our recruiting and retention goals, our view of internal equity and consistency and other considerations it deems relevant, such as rewarding extraordinary performance. We believe that, as is common in the technology sector, equity awards are a significant compensation-related motivator in attracting and retaining employees.

Our compensation committee’s current practice is to conduct, at least annually, a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives.

Consistent with prior years, our compensation committee retained Compensia, a national compensation consulting firm, to provide compensation market data for similar technology companies, including a peer group of companies in the technology sector, as well as to review and advise on the compensation in connection with the completion of 2016 and compensation for 2017. The information provided by Compensia is compared against the compensation we offer to ensure that our executive compensation program is competitive. Our compensation committee plans to retain a consultant to provide similar information and advice in future years for consideration in establishing annual salary increases and additional equity grants, and in structuring our executive bonus program. Our compensation committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the NASDAQ Stock Market and has determined that the work performed by Compensia does not give rise to any conflict of interest.

Competitive Market Data

Our compensation committee generally considers market data compiled by Compensia to better inform its determination of the key components of our executive compensation program and to develop a program that it believes will enable us to compete effectively for new executives and retain existing executives. In general, this market data consists of compensation information from both broad-based third-party compensation surveys and a compensation “peer group.” The compensation data for 2017 (for compensation paid to executives in positions comparable to those held by our executive officers) reflected both companies from the Radford Global Technology Survey and companies in the compensation peer group. While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the surveys and peer group, our compensation committee believes that the companies represented in the surveys and peer group similarly compete with such larger companies and hence are an appropriate comparison for our employment market. Our compensation committee uses market data as one information point when making compensation decisions, understanding that such data cannot be applied formulaically. Our compensation committee has historically taken into account input from other sources in addition to market compensation studies, including input from the members of the compensation committee and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry.

For the review of compensation in connection with the completion of 2016 and determination of base salaries, target bonus opportunities and equity awards for 2017, our compensation committee reviewed data provided by Compensia based on its proprietary compensation database, a subset of comparable companies from the Radford August 2016 High-Technology Industry Survey, the Zviran 2016 Salary Survey for Israel-based Executives (for executive officers in Israel) and a peer group of companies that reflect our industry, size and growth. This compensation peer group was developed based on the recommendations of Compensia after consultation with, and input from, the chair of our compensation committee and our chief executive officer, CFO and SVP of People, and was also used for purposes of evaluating non‑employee director compensation. This compensation peer group consisted of the following companies:

Barracuda Networks	Callidus Software	FireEye	LogMeIn	PROS Holding

Bottomline Technologies	Cornerstone OnDemand	Gigamon	Marketo	Qualys

Box	Demandware	Guidewire Software	MobileIron	SecureWorks

BroadSoft	Ellie Mae	Infoblox	Proofpoint

Compensia developed the composition of the peer group starting with the compensation peer group used in the prior year. No companies were removed from the peer group (Demandware was acquired in July 2016, and Marketo filed a preliminary merger agreement in June 2016, but current compensation data were available for both of these peers at the time Compensia prepared its analysis), and two companies were added (Callidus Software and SecureWorks, both of which were determined to be within our selection criteria). Compensia also confirmed that the remaining companies in the peer group were within our selection criteria of software systems infrastructure companies or similarly sized software companies with revenues of between 0.5× to 2.0× our revenues and market capitalizations of between 0.3× to 3.0× our market capitalization. Our compensation committee approved this peer group recommended by Compensia.

Base Salary

We seek to provide our executive officers with a base salary that is appropriate for their position and responsibilities, and that provides them with a level of income stability. Typically, in setting NEOs’ salaries, our compensation committee referenced the 50th percentile of the competitive market as a data point for consideration in its determination.

Our compensation committee uses the information from the peer group and the Compensia report as data points in determining the appropriate level for each component of our NEOs’ compensation and the level for their overall total compensation. Our compensation committee’s choice of the 50th percentile as a salary reference point to apply to the data in the compensation surveys reflected consideration of our stockholders’ interests in paying what is necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash as much as practicable. We believe that, given the industry in which we operate and the corporate culture that we have created, base salaries at the levels determined by our compensation committee are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. The following table shows the base salary of each NEO for 2017 and the percentage change for each NEO from 2016.

Named Executive Officer	Base Salary 2016 ($)	Base Salary 2017 ($)	Percentage Change
Christopher Hylen[1]	N/A	440,000	N/A
Trâm Phi	279,000	290,000	4%
Sunil Nagdev[2]	265,000	335,000	26%
Anthony Bettencourt[3]	400,000	460,000	15%
Terrence Schmid[4]	310,000	330,000	6%
Michael Mooney	325,000	335,000	3%
Aaron Kuan[5]	N/A	252,625	N/A

[1]	Mr. Hylen began his service as the company’s President and Chief Executive Officer on August 15, 2017. Please see Section “—New Chief Executive Officer” for a discussion of his compensation.
[2]	Mr. Nagdev assumed additional roles and responsibilities during 2017 and was promoted to Senior Vice President and General Manager, Products and Services in April 2017.
[3]

Mr. Bettencourt’s base salary was significantly below the median of the peer group when reviewed in February 2017. As a result, the compensation committee approved a more substantial increase to his base salary than for our other executive officers. On August 15, 2017, when Mr. Bettencourt transitioned to the role of our Vice President of Customer Engagement, his annual base salary was reduced from $460,000 to $345,000.

[4]	Effective November 15, 2017, Mr. Schmid resigned as our Chief Financial Officer.
[5]

Mr. Kuan served as the company’s interim Chief Financial Officer from November 16, 2017 through December 31, 2017. Please see Section “—Interim Chief Financial Officer” for a discussion of his compensation.

Our compensation committee reviews the base salaries of our executive officers annually, and may adjust them from time to time based on market trends, including review of market data, as well as to account for changes in salary levels over time or particular acute geographic or market circumstances that may not have been included in survey information originally considered. Our compensation committee also reviews each executive officer’s responsibilities, performance and experience and takes into account internal pay equity. If necessary, our compensation committee also realigns base salaries with market levels for the same positions in companies of similar size to us represented in the compensation data it reviews, if it identifies significant market changes in our data analysis. Additionally, our compensation committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Cash Bonuses

Cash Bonus Plan. Under our 2017 Senior Management Bonus Plan, our cash bonus plan for executive officers, we reward our executive officers for meeting and exceeding our short-term revenue goals in our annual operating plan, as approved by our compensation committee after consultation with our management team and our board of directors. Since 2015, we have used exclusively corporate performance goals under the cash bonus plan to ensure that all of our executive officers have the same goal of meeting and exceeding company financial performance targets as set forth in our annual operating plan. Under our 2017 Senior Management Bonus Plan, our executive officers are not eligible to receive a discretionary bonus element that is earned based upon the achievement of individual performance objectives, and our Chief Revenue Officer does not have a separate sales commission plan. Our compensation committee believes that our executive officers have responsibility for the overall performance of our company, with emphasis on the achievement of financial performance targets.

Under our 2017 Senior Management Bonus Plan, cash bonuses are earned quarterly to reward the achievement of our revenue targets from quarter to quarter. Our compensation committee chose revenue as the financial metric for cash bonuses because it believes that we should reward revenue growth, provided that such revenue growth is achieved cost effectively. Our compensation committee had the discretion to reduce such bonuses in any given quarter upon a determination that we did not substantially meet the operating expense and operating margin targets in our internal operating plan after taking into consideration the actual level of revenue achieved. Our compensation committee believes that merely being a “profitable company” with little or no growth is not acceptable. Thus, our compensation committee considered these three metrics—revenue, operating expense and operating margin—to be the best indicators of financial success and stockholder value creation. Payment of quarterly cash bonuses is contingent upon continued employment through the actual date of payment.

Our quarterly cash bonuses, as compared to our equity awards, are designed to more immediately reward our executive officers for their performance during the most recent fiscal quarter. We believe that the immediacy of these cash bonuses, in contrast to our equity awards, which vest over a multi-year period, provides a significant incentive to our executive officers to achieve our company-level objectives.

The target annual cash bonus opportunity (which is paid quarterly) for each NEO in 2017 as a percentage of annual base salary and as a dollar amount was as follows.

Named Executive Officer	Annual Target Bonus Opportunity (%)	Annual Target Bonus Opportunity ($)
Christopher Hylen[1]	100%	440,000
Trâm Phi	50%	145,000
Sunil Nagdev[2]	65%	217,750
Anthony Bettencourt[3]	50%	172,500
Terrence Schmid[4]	60%	198,000
Michael Mooney	100%	335,000
Aaron Kuan[5]	35%	88,419

[1]

Mr. Hylen was appointed as our President and Chief Executive Officer on August 15, 2017. His target cash bonus amount for 2017 was guaranteed at 100%, prorated for the portion of 2017 that he is employed by us.

[2]

On April 25, 2017, when Mr. Nagdev was promoted to the role of Senior Vice President and General Manager, Products and Services, his annual base salary increased to $335,000 and his annual cash bonus opportunity increased from 50% to 65% of his base salary, prorated for the portion of 2017 that he served in his new role.

[3]

On August 15, 2017, when Mr. Bettencourt transitioned to the role of our Vice President of Customer Engagement, his target bonus percentage of annual base salary was reduced from 100% to 50% and his annual base salary decreased from $460,000 to $345,000.

[4]	Mr. Schmid resigned as our Chief Financial Officer, effective November 15, 2017.
[5]

On November 16, 2017, when Mr. Kuan began serving as interim Chief Financial Officer, his annual cash bonus opportunity increased from 26% to 35% of his base salary, prorated for the portion of 2017 that he served as our interim Chief Financial Officer.

Under our 2017 Senior Management Bonus Plan, each NEO was eligible to receive a cash bonus amount each quarter equal to one-fourth of the annual target cash bonus opportunity multiplied by the cash bonus payout percentage earned during the quarter. Revenue had to be at least 85% of the revenue target in our annual operating plan for a cash bonus to be earned in each quarter. If revenue was less than 85% of the revenue target, no bonus was earned. If revenue was 85% of the revenue target, 50% of the target bonus amount was earned. If revenue was 100% of the revenue target, the full target bonus amount was earned. If revenue was 107.5% or more of the revenue target, 115% of the target bonus amount was earned.

For revenue between 85% and 100% of the revenue target for each quarter, the payout percentage was between 50% and 100%, calculated on a straight line basis between those two percentages. For example, if revenue was 91% of the revenue target, the cash bonus payout percentage for that quarter would be 70% [(((91% – 85%) / (100% – 85%)) x (100%-50%)) + 50%]. If revenue was between 100% and 107.5% of the revenue target, the cash bonus payout percentage for that quarter would be between 100% and 115%, calculated on a straight line basis between those two percentages. For example, if revenue was 104% of the revenue target, the cash bonus payout percentage for that quarter would be 108% [(((104% – 100%) / (107.5% – 100%)) x (115%-100%)) + 100%].

	Below Threshold	Threshold	Target	Maximum
Revenue Performance Achieved	< 85%	85%	100%	107.5%
Cash Bonus Payout Percentage	0%	50%	100%	115%

A quarterly bonus, if any, was to be paid to each NEO promptly following our compensation committee’s confirmation of actual performance relative to the revenue target for a particular fiscal quarter. However, our compensation committee could determine to reduce such bonus, including upon a determination that we did not substantially meet our operating margin or operating expense targets (as provided in our annual operating plan) taking into account the actual revenue level in such quarter.

For purposes of computing whether operating margins were met or exceeded, expenses actually paid or accrued by us related to the payment of commissions and bonuses to our personnel above the 100% level allocated for such expenses in our annual operating plan were not included as expenses. In addition, when reviewing operating expenses, we do not include stock-based compensation expense, amortization of purchased intangibles, acquisition-related expense, fees and costs associated with the review of strategic alternatives and non-routine stockholder matters and restructuring expense because these expenses are not considered part of ongoing operating costs that should be used to assess the performance of the business.

First Quarter 2017. We paid a cash bonus for first quarter 2017 performance. In the first quarter 2017, we achieved quarterly revenue of $72.3 million or 99.6% of our revenue target of $72.6 million. We incurred operating expenses of $55.5 million, compared to our annual operating plan target of $55.9 million and operating margin of 4.3% versus the annual operating plan target of 3.3%. As a result, each NEO received a bonus based on a cash bonus payout percentage of 99% for the first quarter of 2017, as set forth in the table below.

Second Quarter 2017. We paid a cash bonus for second quarter 2017 performance. In the second quarter 2017, we achieved quarterly revenue of $74.4 million or 95.4% of our revenue target of $78.0 million. We incurred operating expenses of $53.0 million, compared to our annual operating plan target of $57.1 million and operating margin of 9.7% versus the annual operating plan target of 6.7%. As a result, each NEO received a bonus based on a cash bonus payout percentage of 85% for the second quarter of 2017, as set forth in the table below.

Third Quarter 2017. We paid a cash bonus for third quarter 2017 performance. In the third quarter 2017, we achieved quarterly revenue of $83.9 million or 99.5% of our revenue target of $84.3 million. We incurred operating expenses of $57.3 million, compared to our annual operating plan target of $59.2 million and operating margin of 13.6% versus the annual operating plan target of 9.6%. As a result, each NEO received a bonus based on a cash bonus payout percentage of 98% for the third quarter of 2017, as set forth in the table below.

Fourth Quarter 2017. We paid a cash bonus for fourth quarter 2017 performance. In the fourth quarter 2017, we achieved quarterly revenue of $91.1 million or 101.1% of our revenue target of $90.1 million. We incurred operating expenses of $61.5 million, compared to our annual operating plan target of $62.8 million and operating margin of 15.4% versus the annual operating plan target of 10.4%. As a result, each NEO received a bonus based on a cash bonus payout percentage of 102% for the fourth quarter of 2017, as set forth in the table below.

The quarterly cash bonus amounts earned by each NEO in 2017 is set forth in the table below.

Named Executive Officer	Fiscal Quarter	Bonus Payment ($)	Percent of Target[1]
Christopher Hylen[2]	First	N/A	N/A
	Second	N/A	N/A
	Third	57,392	100%
	Fourth	112,200	102%
	Total	169,592	101%
Trâm Phi	First	35,888	99%
	Second	30,813	85%
	Third	35,525	98%
	Fourth	36,975	102%
	Total	139,200	96%
Sunil Nagdev	First	36,506	99%
	Second	46,272	85%
	Third	53,349	98%
	Fourth	55,526	102%
	Total	191,653	96%
Anthony Bettencourt[3]	First	113,850	99%
	Second	97,750	85%
	Third	98,613	98%
	Fourth	43,988	102%
	Total	354,201	96%
Terrence Schmid[4]	First	49,005	99%
	Second	42,075	85%
	Third	48,510	98%
	Fourth	N/A	N/A
	Total	139,590	94%
Michael Mooney	First	82,913	99%
	Second	71,188	85%
	Third	82,075	98%
	Fourth	85,425	102%
	Total	321,600	96%
Aaron Kuan[5]	First	16,431	99%
	Second	14,108	85%
	Third	16,266	98%
	Fourth	19,352	102%
	Total	66,157	96%

[1]	The “target” and “maximum” cash bonus opportunities that could have been earned by each NEO in 2017 are shown in the “Grants of Plan-Based Awards—2017” table.
[2]

Mr. Hylen’s target bonus under our existing Senior Management Bonus Plan equal is to 100% of his annual base salary. For 2017, this target bonus was guaranteed at a minimum of 100%, but prorated for the portion of

2017 that he is employed by us. Accordingly, Mr. Hylen’s bonus for the third quarter was prorated to his start date on August 15, 2017.
[3]	Mr. Bettencourt’s annual bonus amount decreased from $460,000 to $172,500 effective August 15, 2017 in connection with his resignation as CEO and appointment as Vice President of Customer Engagement.
[4]	Mr. Schmid resigned as our Chief Financial Officer, effective November 15, 2017.
[5]	Mr. Kuan’s target bonus increased from 26% to 35% of annual base salary on November 16, 2017 in connection with his appointment as Interim Chief Financial Officer.

New Chief Executive Officer Signing Bonus. To induce Mr. Hylen to join us, he received a one-time $250,000 signing bonus, subject to repayment on a prorated basis in the event his employment with us terminates within 24 months of the commencement of his employment (other than due to his termination without “cause” or his resignation for “good reason”, as those terms are defined in our Change in Control Plan). For further information regarding Mr. Hylen’s compensation, see “—New Chief Executive Officer.”

Interim CFO Bonus. Mr. Kuan received a guaranteed bonus of $60,000 for the period in which he served as our Interim Chief Financial Officer and an additional $25,000 discretionary bonus in December 2017 in recognition of merit. We appointed a new Chief Financial Officer effective January 2, 2018.  These bonuses were in addition to his target quarterly cash bonus opportunity under our 2017 Senior Management Bonus Plan. For further information, see “—Interim Chief Financial Officer.”

Equity Awards

The goal of our long-term incentive compensation program is to provide each of our executive officers with an incentive to manage our company from the perspective of an owner with an equity stake in the business. Due to the stage of our business and our evolving industry, we believe that equity awards, principally in the form of PRSUs and RSUs, will incentivize our executive officers to achieve our long-term performance goals because they provide greater opportunities for them to benefit from future successes in our business. In addition, our compensation committee believes that offering meaningful equity ownership in our company assists us in retaining our key employees. Our compensation committee grants equity awards to our executive officers after considering the recommendations of our chief executive officer (except with respect to his own equity award), market data provided by Compensia, input from compensation committee members, and their own experiences as directors and executives at other companies within and outside of our industry.

Executive officers are initially granted an equity award when they join the company, based on their position with us and their relevant prior experience. These initial equity awards vest over four years with respect to RSUs, over three years with respect to PRSUs, and no shares vest before the one-year anniversary of the date of grant. We spread the vesting of new hire equity awards over three and four years to compensate our executive officers for their contributions over this period of time. Thereafter, equity awards are generally granted annually to eligible executive officers. Our compensation committee typically establishes a pool of shares of common stock under our Senior Management Bonus Plan, which may be granted to our executive officers (in the form of PRSUs and RSUs), as discussed below. Our compensation committee has the discretion to grant equity awards in addition to these annual grants under our bonus plan based on changes in job responsibilities, performance and experience or material changes in market data for comparable executives that were not taken into account when the annual awards under the bonus plan were determined.

Our compensation committee granted to Mr. Hylen a new hire award of RSUs and committed to grant to Mr. Hylen certain PRSUs in 2018, as discussed under “—New Chief Executive Officer.” In April 2017, our compensation committee granted discretionary PRSUs and RSUs to Mr. Nagdev, in connection with a promotion, and Ms. Phi, in recognition of merit, in addition to the PRSUs and RSUs granted to them and the other NEOs in the first quarter of 2017. These additional PRSUs and RSUs are subject to the same terms as the other PRSUs and RSUs granted in February 2017, but the time-based vesting commences one quarter later. No other new hire or discretionary grants were made to our NEOs in 2017.

Information about the aggregate grant date fair value of PRSUs (assuming achievement at the maximum level, rather than at the target level) and RSUs granted to our NEOs in 2017 is provided in the “Summary Compensation Table”, and further information about these awards is provided in the “Grants of Plan-Based Awards—2017” table, both in the “Executive Compensation” section.

Equity Awards under our 2017 Senior Management Bonus Plan

Our compensation committee established a pool of shares of common stock under our 2017 Senior Management Bonus Plan, which could be granted to our executive officers (in the form of PRSUs and RSUs). The size of the equity pool is determined by our compensation committee in connection with the fiscal year-end review, based on the number of executive officers participating, the cumulative achievement of quarterly revenue targets within the fiscal year and other factors. The PRSUs and RSUs are typically granted under our 2011 Stock Option and Incentive Plan. For 2017, our compensation committee determined, upon the recommendation of our chief executive officer and a review of market data provided by Compensia and the prevailing practices among our compensation peer group, that a 50/50 mix of performance-based and time-based equity awards would be the most effective incentive for retaining our executive officers and rewarding them for short-term company performance while also creating long-term incentives to sustain that performance. To be better aligned with the market data for similarly sized companies, the 2017 PRSUs had a one-year performance period and three-year time-based vesting schedule from the date of grant, while the time-based awards vest over a customary four-year period.

The individual equity awards granted to our executive officers under the 2017 Senior Management Bonus Plan were determined by our compensation committee after input from and consultation with our chief executive officer (except with respect to his own award). Our compensation committee had discretion to modify or adjust any recommended awards and ultimately determined and approved the awards for each executive officer. When making the recommendation and determining the size of the equity awards, consideration was given to critical roles, and market competitive equity values at comparable companies according to the survey and peer group data provided by Compensia.

The RSUs and PRSUs discussed above were granted to our NEOs in February 2017. In April 2017, we granted additional discretionary grants of PRSUs and RSUs to Mr. Nagdev, in connection with a promotion, and Ms. Phi, in recognition of merit. These additional PRSUs and RSUs are subject to the same terms as the other 2017 PRSUs and RSUs, but the time-based vesting commences one quarter later than the other PRSUs and RSUs granted in February 2017. Mr. Hylen’s RSUs granted to him in connection with his becoming Chief Executive Officer were granted outside of, but with terms substantially equivalent to, grants made to other executive officers under the 2017 Senior Management Bonus Plan. For further information, see ““—New Chief Executive Officer.”

PRSU Terms. The performance objective for the 2017 PRSUs was the achievement of annual contract value of all new and renewal subscription bookings of at least $112 million (“2017 ACV”) and annual operating expenses at 110% or less than those under our annual operating plan. Our compensation committee selected these metrics to incentivize our executive officers to focus on the subscription business while continuing to control costs. For purposes of computing whether operating expenses were 110% or less of our 2017 internal operating plan, expenses actually paid or accrued related to the payment of commissions to sales personnel above the 100% level allocated for such expenses in the internal operating plan were not included as expenses. We also did not include stock-based compensation expense, amortization of purchased intangibles, acquisition-related expense, fees and costs associated with the review of strategic alternatives and non-routine stockholder matters and restructuring expense as part of operating expenses for purposes of these calculations because these expenses are not considered part of ongoing operating costs that should be used to assess the performance of the business. The performance measurement period for the PRSUs was fiscal year 2017.  The number of shares subject to the PRSU that were earned based upon performance are also subject to time-based vesting as described below.

The number of shares earned and eligible to vest depended on the level of achievement of the 2017 ACV goal as set forth in more detail in the table below. The number of PRSUs earned by each NEO was equal to the number of PRSUs that would be earned at the target level multiplied by the PRSU eligibility percentage achieved for the year. 2017 ACV was $128.4 million. As a result, approximately 58% of the target amount of PRSUs was earned (($128.4M- $112M) / ($140M - $112M)) x (50%).

	Below Threshold	Threshold	Target	Maximum
FY 2017 ACV Achieved	<$112M	$112M	$140M	$168M
PRSU Eligibility Percentage	0%	0%	100%	200%

The table below sets forth the target amount of PRSUs awarded to each NEO and the actual PRSUs earned, based on actual 2017 ACV goal achievement as described above.

Named Executive Officer	PRSU (Target)	PRSU (Earned and Subject to Time-Based Vesting)
Christopher Hylen	0	0
Trâm Phi[1]	12,200	7,132
Sunil Nagdev[2]	19,500	11,399
Anthony Bettencourt[3]	124,800	36,479
Terrence Schmid[4]	14,900	N/A
Michael Mooney	18,900	11,048
Aaron Kuan[5]	N/A	N/A

[1]	Ms. Phi was granted 8,700 PRSUs at target in February 2017 and an additional 3,500 PRSUs at target in April 2017.
[2]	Mr. Nagdev was granted 12,500 PRSUs at target in February 2017 and an additional 7,000 PRSUs at target in April 2017.
[3]

Mr. Bettencourt remained entitled to earn and vest in the PRSUs granted to him in February 2017 in connection with his service as Chairman of the board of directors.  In connection with Mr. Bettencourt’s resignation as Vice President of Customer Engagement, non-executive Chairman of the Board and director, Mr. Bettencourt received accelerated vesting of 92,311 restricted stock units and options to purchase 33,125 shares of common stock at an exercise price of $29.10 per share in exchange for a release of claims.

[4]	Mr. Schmid resigned as our Chief Financial Officer, effective November 15, 2017.
[5]	Mr. Kuan was not eligible for a PRSU grant in 2017.

Employment Agreements

Each of our NEOs is employed “at will.” Mr. Hylen’s employment offer letter provides that Mr. Hylen is eligible for certain payments and benefits in the event that he is terminated without “cause” or resigns for “good reason” within 24 months following commencement of employment with us, as described below under “—Severance and Change in Control Arrangements” and “Executive Compensation—Employment, Severance and Change in Control Agreements.” These termination benefits were considered reasonable and necessary to incentivize Mr. Hylen to accept employment as our chief executive officer. The employment offer letters with our other NEOs do not provide for payments upon termination of employment; however, these officers may be eligible for payments under our Severance Plan and Change in Control Plan, as described below.

Severance and Change in Control Arrangements

To enable us to attract talented executives, as well as ensure ongoing retention when considering potential corporate transactions that may create uncertainty as to future employment, we offer certain post-employment payments and benefits to our NEOs.

Our named executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act, including Mr. Burns, and that continue to serve the company, participate in our Change in Control Plan that provides for severance payments and accelerated vesting of all outstanding and unvested equity awards in the event of the termination of employment of these NEOs under specified circumstances following a change in control of the company. Mr. Bettencourt’s participation in our Change in Control Plan terminated upon his transition out of the role of President and Chief Executive Officer, and he did not participate in our short‑term Severance Plan. Mr. Kuan’s participation in our Change in Control Plan terminated when he ceased to be our interim Chief Financial Officer.  Mr. Mooney’s participation in our Change in Control Plan terminated when he ceased to be our Chief Revenue Officer.  Each of our other NEOs participate in our Change in Control Plan.

Certain senior executives, including Mr. Nagdev and Ms. Phi, participate in our short-term Severance Plan, which will expire on August 15, 2018. Mr. Mooney’s participation in our Severance Plan terminated when he ceased to be our Chief Revenue Officer.  None of our other NEOs participate in our Severance Plan.  This Severance Plan provides for severance payments and limited accelerated vesting of outstanding and unvested equity awards in the event of the termination of employment of these NEOs under specified circumstances.

Mr. Hylen is also eligible for certain payments and benefits upon the termination of his employment under specified circumstances pursuant to his employment offer letter with us, which terms were negotiated to induce him to join the company.

Our compensation committee determined that we would provide these severance and change in control arrangements to mitigate some of the risk that exists for executives working for a company, like ours, that is smaller than many of its competitors and in an environment where there is a meaningful likelihood that the company may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the company.

We do not provide Section 280G excise tax “gross-up” payments to any of our executive officers.

For further information, including a summary of the material terms and conditions of the severance and change in control arrangements described above and in effect as of December 31, 2017, see “—New Chief Executive Officer” and “Executive Compensation—Employment, Severance and Change in Control Agreements.”

Other Compensation Elements

Health and Welfare Benefits. We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, employees may elect to defer a portion of their current compensation subject to certain statutory limits, and contribute to the plan. We currently do not match any contributions made by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Tax Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide our other health and welfare benefits to our executive officers, including our NEOs, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our executive officers on the same general terms as to all of our full-time employees in the country in which they are resident.

We believe that our employee benefits programs are affordable and competitive in relation to the market based on our understanding of the markets in which we compete for talent. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Employee Stock Purchase Plan. Our NEOs also are entitled to participate in our 2011 Employee Stock Purchase Plan on the same basis as do our other employees.

Perquisites and Other Personal Benefits. In general, we do not provide extraordinary perquisites or other personal benefits to our executive officers and they are entitled to participate in benefits on the same basis as all other employees. In limited situations, if we believe it is appropriate to assist an individual in the performance of his duties, to make our executive officers more efficient and effective, or for recruitment and retention purposes, we may provide perquisites subject to the compensation committee’s review and approval.

Other Compensation Policies

Compensation Recovery (or Clawback) Policy

Our Compensation Recovery (or Clawback) Policy provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and who were involved in the fraud or misconduct, any cash or equity incentive award, erroneously paid, or awarded in excess of what would have been paid pursuant to the restated financial statements, over the three years preceding the date on which we are required to prepare the restated financial statements.

Derivatives Trading and Hedging and Pledging Policy

Our insider trading policy prohibits our employees, including our executive officers, and our non-employee directors from engaging in hedging activities, the shorting of our equity securities, holding our equity securities in a margin account, and the pledging of our equity securities as collateral for loans.

Policy Regarding the Pricing and Timing of Equity Awards

All equity awards to our employees, including our executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the closing market price of our common stock on the NASDAQ Stock Market on the date of grant.

Stock Ownership Guidelines

We have adopted Stock Ownership Guidelines that require executive officers and directors to hold a meaningful amount of equity to link their interests to those of our stockholders.  See “—2017 Executive Compensation Highlights—Stock Ownership Guidelines” for additional detail.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Tax Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers.  While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017.  As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017. We believe that compensation expense incurred in respect of our stock options granted prior to November 2, 2017, and restricted stock units granted prior to April 1, 2015, will continue to be deductible pursuant to this transition rule.  In addition, we believe that compensation expense incurred in respect of performance-based RSU awards granted to our executive officers prior to November 2, 2017, were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on the achievement of pre-determined performance goals established by our Compensation Committee pursuant to our shareholder-approved equity incentive plan and will continue to be deductible. However, because of uncertainties in the interpretation and implementation of the changes to Section 162(m), including the scope of the transition relief, we can offer no assurance of such deductibility.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Tax Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2017, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for equity compensation paid to our employees under FASB ASC 718, which requires us to estimate and record an expense over the service period of the award. FASB ASC 718 also requires us to record cash compensation as an expense at the time the obligation is accrued.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors,

Geraldine Elliott (Chair)

Roger Sippl

Randall Spratt

The information contained in the foregoing report of Imperva’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Imperva under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Imperva specifically incorporates it by reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the years ended December 31, 2017, 2016 and 2015. We refer to these executive officers as our “named executive officers” or “NEOs” elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
Christopher Hylen	2017	166,693	250,000	4,498,340	169,592	10,000	5,094,625
President and
Chief Executive Officer
Trâm Phi	2017	290,000	—	1,549,035	139,200	—	1,978,235
SVP, General Counsel and	2016	279,000	27,900	1,685,685	36,619	—	2,029,204
Corporate Secretary
Sunil Nagdev	2017	324,718	—	2,482,875	191,653	—	2,999,246
Chief Customer Officer	2016	265,000	—	927,900	89,125		1,282,025
	2015	258,000	—	1,703,200	111,375	—	2,072,575
Anthony Bettencourt	2017	416,875	—	6,955,470	354,201	—	7,726,546
Former Vice President, Customer Engagement;	2016	400,000	—	5,536,470	105,000	—	6,041,470
Former Chief Executive Officer	2015	375,000	—	—	421,875	—	796,875
Terrence Schmid	2017	288,750	—	1,870,695	139,590	566,076	2,865,111
Former Chief Financial	2016	310,000	37,200	2,505,330	48,825	—	2,901,355
Officer	2015	294,000	—	1,107,080	181,912	—	1,582,992
Michael Mooney	2017	335,000	—	2,372,895	321,600	—	3,029,495
Former Chief Revenue Officer	2016	325,000	61,750	2,474,400	81,047	839	2,943,036
	2015	325,000	—	—	309,875	—	634,875
Aaron Kuan	2017	252,625	85,000	251,100	66,157	—	654,882
Former Interim Chief Financial Officer

[1]	For 2017, represents sign on bonus for Mr. Hylen, and a $60,000 bonus for Mr. Kuan plus and additional $25,000 discretionary bonus in recognition of merit for Mr. Kuan for serving as Interim CFO.
[2]

Represents the aggregate grant date fair value of RSUs, PRSUs and stock options granted in the periods presented calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. See Note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the assumptions made by us in determining the valuation of equity awards. The grant date fair value of PRSUs reported in the Stock Awards column of the Summary Compensation Table reflects achievement at the highest level of the performance conditions. The Grant of Plan Based Awards Table provides information about the number of shares of common stock eligible for issuance under the PRSUs upon achievement of the performance conditions.

[3]

Represents the actual amounts earned for achievement of company performance targets under the 2017 Senior Management Bonus Plan. The Grant of Plan Based Awards Table provides information about the range of possible cash payouts under the 2017 Senior Management Bonus Plan.

[4]

For 2017, represents legal fees reimbursed to Chief Executive Officer in connection with negotiation of his offer letter with us; and severance paid to our former Chief Financial Officer in connection with his resignation in November 2017.

Grants of Plan-Based Awards—2017

The following table sets forth certain information with respect to non-equity (i.e., cash) incentive awards and equity plan-based awards for our named executive officers for the year ended December 31, 2017.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares	Grant Date Fair
Name	Award Type[1]	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#)	Value of Stock Awards ($)[4]
Christopher	Cash[5]	—	—	440,000	506,000	—	—	—	—	—
Hylen	RSUs[6]	08/18/2017	—	—	—	—	—	—	101,200	4,498,340
Trâm Phi	Cash	—	72,500	145,000	166,750	—	—	—	—	—
	RSUs[7]	02/06/2017	—	—	—	—	—	—	8,700	364,095
	PRSUs[8]	02/06/2017	—	—	—	217	8,700	17,400		728,190
	RSUs[9]	04/25/2017	—	—	—	—	—	—	3,500	152,250
	PRSUs[10]	04/25/2017	—	—	—	875	3,500	7,000		304,500
Sunil	Cash[11]	—	108,875	217,750	250,412	—	—	—	—	—
Nagdev	RSUs[7]	02/06/2017	—	—	—	—	—	—	12,500	523,125
	PRSUs[8]	02/06/2017	—	—	—	312	12,500	25,000		1,046,250
	RSUs[9]	04/25/2017	—	—	—	—	—	—	7,000	304,500
	PRSUs[10]	04/25/2017	—	—	—	175	7,000	14,000		609,000
Anthony	Cash[12]	—	172,500	345,000	396,753	—	—	—	—	—
Bettencourt	RSUs[7]	02/06/2017	—	—	—	—	—	—	41,400	1,732,590
	PRSUs[8]	02/06/2017	—	—	—	1,560	62,400	124,800		5,222,880
Terrence	Cash	—	99,000	198,000	227,700	—	—	—	—	—
Schmid	RSUs[7]	02/06/2017	—	—	—	—	—	—	14,900	623,565
	PRSUs[8]	02/06/2017	—	—	—	372	14,900	29,800		1,247,130
Michael	Cash	—	167,500	335,000	385,250	—	—	—	—	—
	RSUs[7]	02/06/2017	—	—	—	—	—	—	18,900	790,965
	PRSUs[8]	02/06/2017	—	—	—	472	18,900	37,800		1,581,930
Aaron Kuan	Cash[13]	—	44,210	88,419	101,682	—	—	—	—	—
	RSUs[7]	02/06/2017	—	—	—	—	—	—	6,000	251,100

[1]

“Cash” refers to payouts under the cash bonus plan in our 2017 Senior Management Bonus Plan. “PRSUs” refers to payouts under the equity bonus plan described in our 2017 Senior Management Bonus Plan with individual PRSU grants made pursuant to the Imperva 2011 Stock Option and Incentive Plan.

[2]

Represents the range of possible payouts under the cash bonus plan in our 2017 Senior Management Bonus Plan. Cash bonuses are payable only upon Imperva’s achievement of at least 85% of the quarterly revenue target in the annual operating plan for 2017 and no determination by the compensation committee to reduce the bonus amount in the event Imperva is not able to substantially meet the margin or operating expense targets in the annual operating plan for 2017 (together, the “Threshold”). The actual amounts awarded to our NEOs are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

[3]

Represents the range of possible PRSU awards under the equity bonus plan described in our 2017 Senior Management Bonus Plan and granted pursuant to the Imperva 2011 Stock Option and Incentive Plan. PRSUs are earned only upon Imperva’s achievement of (i) at least $112 million in annual contract value of subscription bookings for 2017 and (ii) annual operating expenses at 110% or less of the annual operating plan target for 2017 (together, the “Threshold”). We achieved $128.4 million in annual contract value of subscription bookings such that the PRSUs were earned at approximately 58% of target levels in 2017.

[4]

The grant date fair value of each equity award is computed in accordance with FASB ASC 718. For the PRSUs the amounts shown assume the highest level of performance would be achieved with respect to the performance conditions.

[5]

Mr. Hylen was appointed as our President and Chief Executive Officer on August 15, 2017. His target cash bonus amount for 2017 was guaranteed at a minimum of 100%, prorated for the portion of 2017 that he is employed by us.

[6]	These RSUs vest over four years as follows: 25% of the RSUs vest one year following August 15, 2017, with the remaining 75% vesting in equal quarterly installments over the next three years.
[7]	These RSUs vest over four years as follows: 25% of the RSUs vest one year following February 15, 2017, with the remaining 75% vesting in equal quarterly installments over the next three years.
[8]

Assuming achievement of the Threshold discussed in footnote 3 above, these PRSUs vest over two years as follows: 12.5% of the shares vest on February 15, 2018, with the remainder vesting in 12.5% installments over the next seven quarters.

[9]	These RSUs are subject to the same vesting terms as the RSUs granted in February 2017, but the time-based vesting commences one quarter later (i.e., May 15, 2017).
[10]	These PRSUs are subject to the same vesting terms as the PRSUs granted in February 2017, but the time-based vesting commences one quarter later (i.e., May 15, 2017).
[11]

Represents Mr. Nagdev’s possible payouts under the cash bonus plan in our 2017 Senior Management Bonus Plan following the increase to his target bonus from 50% to 65% of annual base salary in connection with his promotion to the role of Senior Vice President and General Manager, Products.  Actual payment will be prorated for the portion of 2017 that he served in this role.

[12]

Represents Mr. Bettencourt’s possible payouts under the cash bonus plan in our 2017 Senior Management Bonus Plan as of December 31, 2017. When Mr. Bettencourt resigned as our President and Chief Executive Officer and was appointed as our Vice President of Customer Engagement in August 2017, his target bonus decreased from 100% to 50% of his base salary, and his base salary decreased from $460,000 to $345,000.  The amounts he earned were prorated for the portions of 2017 that he served in the respective roles.

[13]

Represents Mr. Kuan’s possible payouts under the cash bonus plan in our 2017 Senior Management Bonus Plan following the increase to his target bonus from 26% to 35% of annual base salary in connection with his appointment as Interim Chief Financial Officer.  Actual payment will be prorated for the portion of 2017 that he served in this role.

Outstanding Equity Awards at Year End

The following table sets forth certain information with respect to equity awards previously granted to our named executive officers that were outstanding as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)[2]
Christopher Hylen	—	—	—	—	101,200[3]	4,017,640	—	—
Trâm Phi	15,000	—	34.55	02/04/2023	—	—	—	—
	15,000	1,000[4]	54.66	02/03/2024	—	—	—	—
	58,970	—	10.70	08/24/2021	—	—	—	—
	—	—	—	—	1,000[5]	39,700	—	—
	—	—	—	—	6,132[6]	243,440	—	—
	—	—	—	—	2,063[6]	81,901	—	—
	—	—	—	—	8,700[7]	345,390	—	—
	—	—	—	—	3,500[7]	138,950
	—	—	—	—	—	—	7,132[8]	283,141
Sunil Nagdev	30,000	10,000[9]	42.58	02/02/2025	—	—	—	—

	—	—	—	—	12,500[10]	496,250	—	—
	—	—	—	—	3,375[6]	133,987	—	—
	—	—	—	—	1,136[6]	45,099	—	—
	—	—	—	—	12,500[7]	496,250	—	—
	—	—	—	—	—	—	11,399[8]	452,541
Anthony	35,312	49,688[11]	29.25	08/19/2024	—	—	—	—
Bettencourt	—	—	—	—	66,250[12]	2,630,125	—	—
	—	—	—	—	20,138[6]	799,479	—	—
	—	—	—	—	6,777[6]	269,047	—	—
	—	—	—	—	—	—	36,479[8]	1,448,217
Terrence Schmid	856	—	34.55	02/04/2023	—	—	—	—
	2,125	—	54.66	02/03/2024	—	—	—	—
Michael Mooney	6,250	12,500[13]	29.10	10/07/2024	—	—	—	—
	—	—	—	—	12,500[1][2]	496,250	—	—
	—	—	—	—	9,000[6]	357,300	—	—
	—	—	—	—	3,029[6]	120,251	—	—
	—	—	—	—	—	—	11,048[8]	438,606
Aaron Kuan	4,969	331[4]	54.66	02/03/2024	—	—	—	—
	1,718	782[14]	42.58	02/02/2025	—	—	—	—
	—	—	—	—	331[5]	13,141	—	—
	—	—	—	—	782[10]	31,045	—	—
	—	—	—	—	2,869[6]	113,899	—	—
	—	—	—	—	6,000[7]	238,200	—	—

[1]

Unless otherwise indicated, these options and RSUs vest over four years as follows: 25% of the shares vest one year following the vesting commencement date (as noted below), with the remaining 75% vesting in equal quarterly installments over the next three years.

[2]	The closing price of our common stock as of December 29, 2017 was $39.70 per share.
[3]	The vesting commencement date of this RSU is August 15, 2017.
[4]	The vesting commencement date of this option is January 1, 2015.
[5]	The vesting commencement date of this RSU is February 15, 2015.
[6]	The vesting commencement date of this RSU is February 15, 2017.
[7]	The vesting commencement date of this RSU is February 15, 2017.
[8]

Represents PRSUs granted to the named executive officer in 2017 at the actual achievement level of approximately 58% of target. See “Compensation Discussion and Analysis-Equity Awards under Our Equity Incentive Bonus Plan” and footnote 3 to the Grant of Plan Based Awards Table for additional information about the performance conditions for the period ended December 31, 2017. Once earned, the PRSUs vest over two years as follows: 12.5% of the shares vest on February 15, 2018, with the remainder vesting quarterly in 12.5% installments over the next seven quarters. The unearned PRSUs were forfeited.

[9]	The vesting commencement date of this option is December 29, 2015.
[10]	The vesting commencement date of this RSU is February 15, 2016.
[11]	The vesting commencement date of this option is August 18, 2015.
[12]	The vesting commencement date of this RSU is November 15, 2015.
[13]	The vesting commencement date of this option is October 1, 2015.
[14]	The vesting commencement date of this option is January 1, 2016.

Option Exercises and Stock Vested—2017

The following table sets forth certain information with respect to options that were exercised and stock that vested during the fiscal year ended December 31, 2017 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[3]
Christopher Hylen	—	—	—	—
Trâm Phi	—	—	11,768	531,080
Sunil Nagdev	—	—	13,760	617,909
Anthony Bettencourt	130,000	1,969,724	88,688	3,981,948
Terrence Schmid	—	—	18,590	837,998
Michael Mooney	31,250	575,206	22,528	1,013,154
Aaron Kuan	14,359	194,199	4,243	191,406

[1]

The value realized on exercise of stock options for each NEO is calculated by: (a) subtracting the option exercise price from the average sales price per share obtained by the NEO on the date of exercise to determine the realized value per share, (b) multiplying the realized value per share by the number of shares underlying the options exercised, and (c) aggregating the value realized for all options exercised during the year ended December 31, 2017.

[2]

Represents the total number shares of common stock issuable upon settlement of vested RSUs during the year ended December 31, 2017. The amount does not represent the number of shares actually received by each NEO, as a portion of the shares was withheld by Imperva to satisfy the NEO’s tax withholding obligations.

[3]

The value realized on vesting of RSUs for each NEO is calculated by: (a) multiplying the number of RSUs vested by the closing price of Imperva common stock on trading day prior to the vest date and (b) aggregating the value realized upon vesting for all RSUs that vested during the year ended December 31, 2017. The value realized on vesting does not reflect the actual value received by each NEO because a portion of the shares were withheld by Imperva to satisfy the NEO’s tax withholding obligations.

Chief Executive Officer Pay Ratio

Our ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO) for 2017 is 37 to 1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate, based upon the assumptions and adjustments described below.  The annual total compensation for 2017 for our CEO was $5,638,340.  Mr. Hylen commenced services as our CEO in August 2017.  Accordingly and as permitted by Item 402(u), we annualized his base salary and target cash incentive as reported in the 2017 Summary Compensation Table, as discussed further below. The median of the annual total compensation for 2017 for all our median employee was $154,243.  In identifying the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances.  As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.

Calculation Methodology

We identified the employee with compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of October 1, 2017 (the “employee population determination date”).  We considered all individuals, excluding our CEO, who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal or temporary basis, including employees on a partial year leave of absence, and independent contractors directly retained by us, subject to the application of the “de minimis” exemption as described below.

The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees.  Our total number of employees, including U.S. and non-U.S. employees as of the employee population determination date, was 1,069, and we used this number to calculate the maximum number of employees excludable under the de minimis exemption.  Accordingly, in identifying the median employee, we used the de minimis exemption to exclude the following numbers of employees who are employed in the following countries:  Argentina (2), Brazil (4), Colombia (2), Hong Kong (3), India (3), South Korea (2), Taiwan (3), the Netherlands (2), Germany (5), Italy (2), Poland (4), Russia (2), South Africa (2), Spain (3), Switzerland (1), Turkey (2) and the UAE (3).

The compensation measures used for purposes of identifying the median employee included the following:  (x) cash compensation paid between January 1, 2017 and September 30, 2017, including, as applicable, salary or wages plus overtime, commissions, cash bonuses, commuter allowances and cash contributions to social benefits in certain foreign jurisdictions and (y) the grant date fair value of equity awards granted between January 1, 2017 and September 30, 2017, calculated in each case using the same methodology we use for calculating the compensation, including the value of equity awards, of our named executive officers to be reported in our Summary Compensation Table.  The equity awards included in this calculation include all new hire and “refresh” equity awards granted in 2017 to our employees who were employed as of the employee population determination date.

The cash compensation paid during the period between January 1, 2017 and September 1, 2017, as described above, was annualized to estimate compensation paid for a full twelve-month period, including our cash bonuses that are paid quarterly. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on the employee population determination date.  We did not make any cost-of-living adjustments for employees outside of the United States.  For employees hired between January 1, 2017 and the employee population determination date, we calculated their cash compensation described above as if they had been employed for the entire measurement period.

We believe our methodology represents a consistently applied compensation measure that strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide employee population.

Using this methodology, we identified the median employee who was in the support department and based in the United States.

We calculated the annual total compensation for the median employee using the same methodology we use to calculate the amount reported for our named executive officers in the “Total” column of the Summary Compensation Table.

During 2017, Anthony Bettencourt served as our President and CEO from January 1, 2017 through August 15, 2017, at which time Christopher Hylen was appointed our President and CEO.  As permitted by the SEC rules, we used the annual total compensation of Mr. Hylen, who was serving as our CEO on our employee population determination date, to calculate the required ratio.  If we did not annualize Mr. Hylen’s base salary and target cash incentive, and instead used the amounts as reported in the 2017 Summary Compensation Table, it results in an annual total compensation of $5,094,625 or a pay ratio of 33 to 1.  Please see the “Compensation Discussion & Analysis” of this proxy statement for additional discussion of Mr. Hylen’s compensation.

401(k) Savings Plan

We have established a 401(k) plan to allow our employees to save on a tax-favorable basis for their retirement. We do not match any contributions made by any employees, including our NEOs, pursuant to the plan.

Pension Benefits

None of our NEOs participate in or have account balances in pension benefit plans sponsored by us.

Non-Qualified Defined Contribution and Other Non-Qualified Defined Compensation Plans

None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Proprietary Information and Invention Agreements

Each of our NEOs has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each NEO to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Employment, Severance and Change in Control Agreements

Change in Control Plan. We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of a change in control may exist and that the uncertainty and questions that it may raise among executives could result in the departure or distraction of executives to the detriment of the company and our stockholders. In 2012, our compensation committee adopted a Change in Control Plan in order to eliminate all single trigger acceleration provisions and harmonize the change in control provisions across all executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act.  As of December 31, 2017, the eligible participants were: Messrs. Hylen, Mooney, Nagdev and Kuan and Ms. Phi.

Under the Change in Control Plan, in the event of a qualifying termination in connection with a Change in Control (as defined below) and contingent upon the participant’s execution of a binding severance and release agreement (which includes customary release, covenant not-to-sue, non-disparagement, non-solicitation and proprietary information provisions), the participant will be entitled to receive (1) a lump sum cash payment in an amount equal to such participant’s annual base salary as in effect immediately prior to the termination date, plus such participant’s target annual bonus or cash incentive opportunity for the year in which the termination date occurs, less applicable withholding taxes; (2) full acceleration of all outstanding equity awards (subject to the provisions of the 2011 Plan and certain restrictions noted in the Change in Control Plan); and (3) reimbursement of premiums paid for continuation coverage for twelve months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA.

A qualifying termination will be deemed to have occurred if the executive officer is terminated within the three months prior to a potential Change in Control or twelve months following a Change in Control and such termination is by Imperva (or the acquiring company) without Cause (as defined below) or by the executive officer for Good Reason (as defined below).

For purposes of our Change in Control Plan (and our Severance Plan, as noted below), “Cause” will be deemed to exist upon the occurrence of any of the following:

•

any willful, material violation by the executive officer of any law or regulation applicable to the business of Imperva, the executive officer’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the executive officer of a common law fraud;

•	the executive officer’s commission of an act of personal dishonesty which involves personal profit in connection with Imperva or any other entity having a business relationship with Imperva;
•

any material breach by the executive officer of any provision of any agreement or understanding between Imperva and the executive officer regarding the terms of the executive officer’s service as an employee, officer, director or consultant to Imperva, including without limitation the willful and continued failure or refusal of the executive officer to perform the material duties required of such executive officer as an employee, officer, director or consultant of Imperva, other than as a result of having a disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between Imperva and the executive officer;

•	the executive officer’s disregard of the policies of Imperva so as to cause loss, damage or injury to the property, reputation or employees of Imperva;

•

failure by the executive officer to substantially perform, or gross negligence in the performance of the executive officer’s duties after there has been delivered to the executive officer written demand for performance which describes the specific deficiencies in the executive officer’s performance and the specific manner in which performance must be improved, and which provides 30 days from the date of notice to remedy performance deficiencies subject to remedy; or

•	any other misconduct by the executive officer which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Imperva.

For purposes of our Change in Control Plan, a “Change in Control” will be deemed to have occurred if any one of the following events shall have occurred:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) or group becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the company representing 50% or more of the total voting power represented by our then-outstanding voting securities;

•	the consummation of the sale or disposition by the company of all or substantially all of our assets;
•

the consummation of a merger, reorganization, consolidation or similar transaction or series of related transactions of the company with any other corporation, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least a majority of the total voting power represented by the voting securities of the company or such surviving entity or its parent outstanding immediately after such merger, reorganization, consolidation or similar transaction (or series of related transactions); or

•

any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Tax Code wherein the stockholders of the company give up all of their equity interest in the company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the company).

For purposes of our Change in Control Plan, “Good Reason” will be deemed to exist upon the occurrence, without the affected executive officer’s written consent, of any of the following:

•

a material diminution in the executive officer’s authority, duties and responsibilities or, solely with respect to Imperva’s Chief Executive Officer, Chief Financial Officer and General Counsel, a change in the executive officer’s title;

•	a material diminution in the executive officer’s annual base salary, annual bonus opportunity, or long-term incentive opportunity;
•	any action or inaction that constitutes a material breach by Imperva of the applicable employment agreement between Imperva and the affected executive officer; or
•

a material change (defined for this purpose to mean a change greater than 30 miles from the executive officer’s current principal place of employment) in the geographic location of the executive officer’s principal place of employment.

The Change in Control Plan will terminate automatically one year and one day after the Change in Control, or if later, when all benefits payable under the Plan are paid. In order to be eligible to participate in the Change in Control Plan, the participant must opt in to the Change in Control Plan and waive any existing severance arrangement that would be triggered by a Change in Control or similar transaction.

Severance Plan. On August 8, 2017, our compensation committee adopted a Severance Plan for designated members of the senior management team, including the following NEOs: Messrs. Mooney, Nagdev and Schmid, and Ms. Phi. None of our other NEOs participate in our Severance Plan.  The compensation committee adopted this Severance Plan in order to retain qualified key employees that have alternatives that may otherwise appear to them to be less risky than would be staying with the company absent the adoption of the Severance Plan. Under this Severance Plan, in the event of a termination of employment by us for any reason other than Cause (as defined above with respect to our Change in Control Plan) or by the participant with Good Reason (as defined below) the participant will be entitled to receive (1) a lump-sum cash payment in an amount equal to such participant’s annual base salary as in effect immediately prior to the termination date less applicable withholding taxes; (2) one year of acceleration of all outstanding equity awards, with any award subject to performance criteria for which the applicable performance period is then on-going deemed to have been performed at the target level of achievement for such equity award, (3) a one-year post-termination stock option exercise period on all outstanding stock options, and (4) reimbursement of premiums paid for health care continuation coverage for one year pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985. In the event of a Change in Control (as defined in the Severance Plan, which definition is substantially similar, but not identical, to the definition of Change in Control in the Change in Control Plan), the Severance Plan will terminate and the terms of the Change in Control Plan will instead apply in the event of a qualifying termination. A participant’s right to receive benefits under the Severance Plan is contingent upon the participant’s timely execution of a binding severance and release agreement.

For purposes of our Severance Plan, “Good Reason” will be deemed to exist upon the occurrence, without the affected executive officer’s written consent, of any of the following:

•	a material diminution in the executive officer’s annual base salary, annual bonus opportunity, or long-term incentive opportunity;
•	any action or inaction that constitutes a material breach by Imperva of the applicable employment agreement between Imperva and the affected executive officer; or
•

a material change (defined for this purpose to mean a change greater than 30 miles from the executive officer’s current principal place of employment) in the geographic location of the executive officer’s principal place of employment.

The Severance Plan terminates on August 15, 2018 (or upon an earlier Change in Control). Mr. Hylen does not (and Messrs. Bettencourt and Kuan did not) participate in this Severance Plan.

Current Chief Executive Officer Employment Offer Letter. Mr. Hylen participates in the Change in Control Plan on the terms described above. In addition, pursuant to the terms of Mr. Hylen’s employment offer letter with us, in the event of a Change in Control (as defined in the Change in Control Plan) prior to the grant of the PRSUs referenced in Mr. Hylen’s employment offer letter, and provided he is still employed by us at the closing of the Change in Control (or in the event of Mr. Hylen’s termination of employment without Cause (as defined in the Change in Control Plan) or resignation for Good Reason (as defined in the Change in Control Plan) within three months prior to the Change in Control), we will provide Mr. Hylen a lump-sum cash payment equal to $4.9 million upon the closing of such Change in Control in lieu granting such PRSUs. This payment in lieu of PRSUs was included in his employment offer letter as the PRSU would not be granted during 2017 because Mr. Hylen commenced employment in the third quarter of 2017 when the 2017 PRSU performance period was already substantially complete. As a result, the PRSU would not be covered by the Change in Control Plan in the event of a Change in Control before it is granted in early 2018. Accordingly, we agreed to provide him with the lump sum payment to provide him with benefits comparable to those of our executive officers who participate in the Change in Control Plan in the event of a Change in Control before the PRSU could be granted, and to induce Mr. Hylen to join Imperva. The $4.9 million amount represents the approximate value of 110,190 shares, the target number of PRSUs, based upon an approximate average trading price for several days prior to the date Mr. Hylen entered into his employment offer letter with us. Mr. Hylen’s right to receive these benefits was contingent upon Mr. Hylen’s timely execution of a binding severance and release agreement. The PRSUs were granted to Mr. Hylen in February 2018.  Accordingly, he is no longer eligible for, and we are under no obligation to pay, the $4.9 million cash payment in lieu of the PRSUs.

In addition, pursuant to Mr. Hylen’s employment offer letter with us, in event of his termination of employment by us for any reason other than Cause or his resignation for Good Reason within twenty-four months of the commencement of Mr. Hylen’s employment outside of the context of a Change in Control, Mr. Hylen will be entitled to receive (1) a lump sum cash payment in an amount equal to Mr. Hylen’s annual base salary as in effect immediately prior to the termination date; (2) twelve months’ acceleration of all outstanding equity awards, with any award subject to performance criteria for which the applicable performance period is then on-going also deemed to have been performed at the target level of achievement for such equity award; and (3) health care continuation coverage for twelve months pursuant to COBRA paid for by the company, contingent upon Mr. Hylen’s timely execution of a binding severance and release agreement. This provision shall not apply to a termination with respect to which the company’s Change in Control Plan applies.

Former Chief Financial Officer. In connection with Mr. Schmid’s resignation as our Chief Financial Officer on November 15, 2017, Mr. Schmid entered into a separation agreement with us that provided for (1) a lump-sum cash payment in an amount equal to Mr. Schmid’s annual base salary, as in effect immediately prior to his resignation, (2) a cash bonus in the amount of $198,000, plus (3) twelve months of reimbursement of COBRA premiums, in exchange for a customary release of claims by Mr. Schmid in favor of the company.

Former Chief Executive Officer. Following his transition from President and Chief Executive Officer to Vice President of Customer Engagement, Mr. Bettencourt ceased to be eligible to participate in our Change in Control Plan, and he did not participate in our Severance Plan.

Potential Payments Upon Termination or Change in Control

The tables below reflect potential payments and benefits available for each of our NEOs upon termination in connection with a change in control or termination, assuming the date of occurrence is December 31, 2017 and reflects payments and benefits that are provided in the Change in Control Plan, the Severance Plan and Mr. Hylen’s employment offer letter. See “Executive Compensation—Employment, Severance and Change in Control Agreements.”

Named Executive Officer Cash Benefits and Payments upon Termination1

Name	Termination ($)[2]	Involuntary Termination within One Year of Change in Control ($)[3]
Christopher Hylen	466,679	5,806,679
Trâm Phi	322,672	467,672
Sunil Nagdev	356,973	574,723
Anthony Bettencourt[4]	—	—
Michael Mooney	361,679	696,679
Aaron Kuan	—	360,942

[1]

Assumes triggering event effective as of December 31, 2017. Upon a voluntary termination or termination for cause, each NEO receives any earned but unpaid base salary and unpaid vacation accrued as of December 31, 2017. These payments would be available to all employees upon termination.

[2]

For Messrs. Mooney and Nagdev and Ms. Phi includes payments due under the Severance Plan.  For Mr. Hylen, includes payments due under his employment offer letter.  Messrs. Kuan and Bettencourt did not participate in the Severance Plan.

[3]

For Messrs. Hylen, Kuan, Mooney and Nagdev and Ms. Phi, includes a lump sum payment equal to base salary for twelve months, payment of cash bonuses at 2017 target levels and continuation of COBRA for twelve months under the Change in Control Plan, as detailed in the table below.  For Mr. Hylen, it also includes a $4.9 million cash payment since the PRSUs had not yet been granted as of December 31, 2017 under his employment offer letter.  The PRSUs were granted in February 2018 and he is no longer eligible for this cash payment.

[4]

Following his transition as President and Chief Executive Officer to Vice President of Customer Engagement, Mr. Bettencourt ceased to be eligible to participate in our Change in Control Plan, and did not participate in our Severance Plan.

Name	Base Salary ($)	2017 Annual Bonus Target ($)	COBRA ($)
Christopher Hylen	440,000	440,000	26,680
Trâm Phi	290,000	145,000	32,672
Sunil Nagdev	335,000	217,750	21,973
Anthony Bettencourt	—	—	—
Michael Mooney	335,000	335,000	26,680
Aaron Kuan	252,625	88,419	19,899

Acceleration of Vesting of Stock Options, RSUs and PRSUs upon Termination1, 2

	Termination		Involuntary Termination within One Year of Change in Control
Name	Number of Shares of Accelerated Stock (#)	Value of Shares of Accelerated Stock ($)	Number of Shares of Accelerated Stock (#)	Value of Shares of Accelerated Stock ($)
Christopher Hylen	31,625[3]	1,255,513	101,200[4]	4,017,640
Trâm Phi	14,219[5]	564,495	42,432[6]	1,684,550
Sunil Nagdev	25,918[7]	1,028,945	60,875[8]	2,416,738
Anthony Bettencourt[9]	—	—	—	—
Michael Mooney	45,821[10]	1,444,345	87,800[11]	3,121,910
Aaron Kuan	—	—	9,982[12]	396,286

[1]	Assumes a triggering event effective as of December 31, 2017 and excludes vested stock options held as of such date. The closing price of our common stock as of December 29, 2017 was $39.70 per share.
[2]

Certain named executive officers are participants in the Severance Plan. Under the Severance Plan (summarized above), in the event of a termination of employment by us for any reason other than Cause or by the participant with Good Reason outside of the context of a change in control, the participant will receive one year of acceleration on all outstanding equity awards, with any award subject to performance criteria for which the applicable performance period is then on-going deemed to have been performed at the target level of achievement for such equity award.

[3]

Pursuant to Mr. Hylen’s offer letter, 31,625 of Mr. Hylen’s RSUs would accelerate upon an involuntary termination occurring within 24 months of his employment start date outside of the context of a change in control.

[4]	Pursuant to our Change in Control Plan, 101,200 of Mr. Hylen’s RSUs would accelerate upon an involuntary termination three months before or within 12 months following a change in control.
[5]

Pursuant to our Severance Plan, 8,844 of Ms. Phi’s RSUs and 5,375 PRSUs would accelerate upon an involuntary termination outside the context of a change of control. The table excludes Ms. Phi’s options with an exercise price of $54.66 per share.

[6]

Pursuant to our Change in Control Plan, 19,332 of Ms. Phi’s RSUs and 23,100 PRSUs, including 12,200 PRSUs that Ms. Phi could have earned at the target achievement level under the 2017 PRSU grant awarded to her, would accelerate upon an involuntary termination three months before or within 12 months following a change in control. The table excludes Ms. Phi’s options with an exercise price of $54.66 per share.

[7]

Pursuant to our Severance Plan, 19,593 of Mr. Nadgev’s RSUs and 6,325 PRSUs would accelerate upon an involuntary termination outside the context of a change of control. The table excludes Mr. Nagdev’s options with an exercise price of $42.58 per share.

[8]

Pursuant to our Change in Control Plan, 35,375 of Mr. Nagdev’s RSUs and 25,500 PRSUs, including 19,500 PRSUs that Mr. Nagdev could have earned at the target achievement level under the 2017 PRSU grant awarded to him, would accelerate upon an involuntary termination three months before or within 12 months following a change in control. The table excludes Mr. Nagdev’s options with an exercise price of $42.58 per share.

[9]

Following his transition from President and Chief Executive Officer to Vice President of Customer Engagement in August 2017, Mr. Bettencourt ceased to be eligible to participate in our Change in Control Plan, and he did not participate in our Severance Plan.

[10]

Pursuant to our Severance Plan, 12,500 of Mr. Mooney’s options, 24,768 of Mr. Mooney’s RSUs and 8,553 PRSUs would accelerate upon an involuntary termination outside the context of a change of control. The exercise price with respect to the options is $29.10 per share.

[11]

Pursuant to our Change in Control Plan, 12,500 of Mr. Mooney’s options, 40,400 of Mr. Mooney’s RSUs and 34,900 PRSUs, including 18,900 PRSUs that Mr. Mooney could have earned at the target achievement level under the 2017 PRSU grant awarded to him, would accelerate upon an involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to the options is $29.10 per share.

[12]

Pursuant to our Change in Control Plan, 9,982 of Mr. Kuan’s RSUs would accelerate upon an involuntary termination three months before or within 12 months following a change in control. The table excludes Mr. Kuan’s options with an exercise price of $42.58.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation or bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we must advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed under “Compensation Discussion and Analysis” and “Executive Compensation,” the following is a description of transactions, or series of related transactions, since January 1, 2017, to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which the other parties included or will include our directors, executive officers, holders of 5% or more of our voting securities, each of whom we refer to as a beneficial owner, or any member of the immediate family of any of the foregoing persons, to the extent such parties had a direct or indirect material interest in the transactions.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Executive Compensation—Employment, Severance and Change in Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation—Limitation on Liability and Indemnification Matters.”

The son of one of our named executive officers commenced employment with Imperva in January 2015 as a maintenance renewal representative. In August 2016 he moved to the inside sales team as an inside sales represenative and in October 2017 he moved to the field sales team as a sales representative. His total annual compensation for 2017 including commission was approximately $240,000 and was at a level consistent with similarly situated employees. He received no equity compensation in 2017. In accordance with the nepotism policy set forth in our related-party transactions policy, the nominating and corporate governance committee approved of the employment arrangement and required that the executive officer be excluded from all hiring, compensation- and other employment-related decisions involving his son.

Change in Control Plan, Severance Plan

We have adopted a Change in Control Plan that covers our executive officers who are also Section 16 officer, providing for severance benefits and acceleration of the vesting of awards in the event of a qualifying termination following a change in control. For more information regarding the Change in Control Plan. See “Executive Compensation—Employment, Severance and Change in Control Agreements” and “—Potential Payments Upon Termination or Change in Control.”

We have also adopted a Severance Plan that covers designated members of our senior management team, providing for severance benefits and limited acceleration of the vesting of awards in the event of a qualifying termination that is not covered by the Change in Control Plan. See “Executive Compensation—Employment, Severance and Change in Control Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Equity Awards

For information regarding equity awards granted to our named executive officers and directors, see “Compensation Discussion and Analysis”, “Executive Compensation” and “Election of Class I Directors—Director Compensation.”

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charters of our nominating and corporate governance committee and our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our audit committee.

Related-Party Transactions Policy

The board adopted a related-party transactions policy for the company in November 2012, which was subsequently amended by the board in February 2017. The policy requires review by our general counsel or associate general counsel and approval of the nominating and corporate governance committee or its chair for any transaction involving a related party, considering the relevant and available facts and circumstances, including such facts as:

•	the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated,
•	the terms of the transaction, and
•	any other relevant information and considerations with respect to the proposed transaction,

and approving only those transactions with related party that, in light of known circumstances, are in or are not inconsistent with the best interests of Imperva and our stockholders, as such approval authority determines in the good faith. For the purposes of this policy, related parties include our executive officers, directors and board nominees (during the current or preceding calendar year), any security holder of Imperva known to us to be the beneficial owner of more than 5% of any class of our voting securities and any immediately family members of such related parties. Where the related party involved is, or is affiliated with, any member of the nominating and corporate governance committee, the approval authority is the audit committee or its chair, provided that if the related party involved is, or is affiliated with, the chair of the audit committee, the approval authority is any other member of the audit committee.

The policy provides that for the purposes of the related-party transactions policy, in the absence of facts or circumstances indicating special or unusual benefits to the related party, the following transactions, arrangements or relationships need not be approved under the policy:

•	any employment by Imperva of an executive officer of Imperva if:
•

the related compensation is required to be reported in our proxy statement under the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”) under Item 402 of Regulation S-K; or

•

the executive officer is not an immediate family member of another Imperva executive officer or director, the related compensation would be reported in our proxy statement under Item 402 of Regulation S-K if the executive officer were a “named executive officer,” and our compensation committee approved (or recommended that the board approve) such compensation;

•

any compensation paid to a director (in such capacity) if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K (or is excluded from disclosure pursuant thereto);

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends);

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in the limited partnership (or similar interests in an alternative form of entity);

•	any transaction with a related party:
•	where the rates or charges involved are determined by competitive bids,
•	involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority, or
•	involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•

any charitable contribution, grant or endowment to any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (but not an executive officer), and any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party is a trustee, director or executive officer, if the aggregate amount involved in a calendar year does not exceed $120,000, or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	ordinary course business travel and expenses, advances and reimbursements;
•	indemnification payments and other payments made pursuant to:
•	directors and officers insurance policies,
•	our certificate of incorporation or bylaws, and/or
•	any policy, agreement or instrument approved by the board; and
•

any transaction between Imperva and another company or other entity that has a relationship with a related party where the value of the transaction is less than $120,000 and, in the case where the company is the supplier in the transaction, the discount provided is within our standard discounting bands.

Corporate Opportunity and Conflict of Interests Policy

In January 2014, at the recommendation of the nominating and corporate governance committee, the board of directors adopted a corporate opportunity and conflict of interests policy applicable to our executive officers and directors to supplement our code of business conduct and ethics and our related-party transactions policy, more specifically addressing these matters. The policy provides that any executive officer or director who is considering an investment in a security company must notify the chair of the nominating and corporate governance committee which establishes procedures for review of the potential investment, including when Imperva desires to pursue the investment opportunity (i.e., because it is in the potential strategic path of Imperva), as well as situations in which an investee company subsequently becomes a competitor of Imperva. The policy provides that in the event that we acquire a company in which an executive officer (including any executive officer that is a member of the board of directors) has an investment, the executive officer will be recused from consideration and approval of the transaction (including as a board member), and if the investment was made after the adoption of the policy and the after-tax profit of such investment for the executive officer after giving effect to the acquisition exceeds $250,000, the executive officer will contribute such excess after-tax profits to charity. This requirement does not apply to shares of publicly held companies or shares acquired by an executive officer in the form of equity compensation while previously employed at the acquired company.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2018, for:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 34,806,089 shares of common stock outstanding at March 1, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to (i) options held by that person or entity that are currently exercisable or exercisable within 60 days of March 1, 2018, and (ii) stock awards held by that person or entity that are scheduled to vest within 60 days of March 1, 2018. We did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is care of Imperva, Inc., 3400 Bridge Parkway, Redwood Shores, CA 94065.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage
Directors and Named Executive Officers:
Anthony Bettencourt[1]	-	-
Geraldine Elliott[2]	12,911	*
Albert Pimentel[3]	91,114	*
Roger Sippl[4]	8,142	*
Randall Spratt[5]	8,412	*
Allan Tessler[6]	58,012	*
James Tolonen[7]	45,004	*
Christopher Hylen	-	-
Mike Burns	-	-
Sunil Nagdev[8]	32,500	*
Trâm Phi[9]	121,125	*
Michael Mooney[10]	-	-
Aaron Kuan[11]	5,300	*
Terrence Schmid[12]	-	-
All Executive Officers and Directors as a Group (14 persons) [13]	382,520	1.1%

5% Stockholders:
Eminence Capital, LP1[4]	2,885,315	8.3%
Black Rock, Inc.[1][5]	2,696,809	7.7%
The Vanguard Group[1][6]	2,646,883	7.6%
Elliott Associates, L.P.[1][7]	2,031,363	5.8%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
[1]	Mr. Bettencourt resigned as our Chairman of the Board effective February 20, 2018.

[2]

Includes (i) options exercisable for 2,653 shares of common stock within 60 days of March 1, 2018, (ii) 4,624 restricted stock units that will vest within 60 days of March 1, 2018, and (iii) 5,634 shares of common stock owned of record Ms. Elliott.

[3]

Includes (i) options exercisable for 21,165 shares of common stock within 60 days of March 1, 2018, (ii) 4,624 restricted stock units that will vest within 60 days of March 1, 2018, and (iii) 10,325 shares of common stock owned of record Mr. Pimentel, and (iii) 55,000 shares of common stock owned of record by the Pimentel Family Trust U/D/T dated April 24, 1991 for which Albert A. Pimentel and Laurie Jean Pimentel serve as trustees.

[4]	Includes (i) 4,624 restricted stock units that will vest within 60 days of March 1, 2018, and (iii) 3,518 shares of common stock owned of record by Mr. Sippl.
[5]	Includes (i) 4,624 restricted stock units that will vest within 60 days of March 1, 2018, and (iii) 3,788 shares of common stock owned of record by Mr. Spratt.
[6]

Includes (i) options exercisable for 9,455 shares of common stock within 60 days of March 1, 2018, (ii) 4,624 restricted stock units that will vest within 60 days of March 1, 2018, (iii) 7,905 shares of common stock owned of record by Mr. Tessler, and (iv) 3,250 shares held by International Financial GP of Nevada, of which Mr. Tessler is the sole owner and Chair/CEO; (v) 7,500 shares held by the Allan R. Tessler Charitable Remainder Unitrust #1 u/a/d 12-16-96, of which Mr. Tessler is the sole trustee; (vi) 7,500 Shares held by the Allan R. Tessler Charitable Remainder Unitrust #2 u/a/d 12-16-96, of which Mr. Tessler is the sole trustee; (vii) 6,750 shares held by Tessler Family Limited of which the Mr. Tessler is a limited partner; and (viii) 10,000 shares held by the ART FGT Family Partners Limited, of which Mr. Tessler is a limited partner.

[7]

Includes (i) options exercisable for 21,268 shares of common stock within 60 days of March 1, 2018, (ii) 4,624 restricted stock units that will vest within 60 days of March 1, 2018, and (iii) 14,112 shares of common stock owned of record by Mr. Tolonen, and (iii) 5,000 shares of common stock owned of record by James R. Tolonen & Ginger Tolonen as Trustees of the Tolonen Family Trust, dated September 26, 1996.

[8]	Represents options exercisable for 32,500 shares of common stock within 60 days of March 1, 2018.
[9]

Includes (i) options exercisable for 89,970 shares of common stock within 60 days of March 1, 2018, (ii)  6,466 shares of common stock owned of record Ms. Phi, and (iv) 24,689 shares of common stock owned of record by the Mendez Trust Agreement, dated October 26, 2010, for which Ms. Phi is a co-settlor and co-trustee.

[10]	Mr. Mooney resigned as our Chief Revenue Officer effective February 23, 2018.
[11]	Represents options exercisable for 5,300 shares of common stock within 60 days of March 1, 2018. Mr. Kuan served as Interim Chief Financial Officer through December 31, 2017.
[1][2]	Mr. Schmid resigned as our Chief Financial Officer effective November 15, 2017.
[1][3]	Includes (i) options exercisable for 182,311 shares of common stock within 60 days of March 1, 2018, and (ii) 27,744 restricted stock units that will vest within 60 days of March 1, 2018.
[1][4]

Based on information set forth in a Schedule 13G/A filed by Eminence Capital, LP on February 14, 2018. Collectively, Eminence Capital, LP, Eminence GP, LLC, and Ricky C. Sandler beneficially own 2,885,315 shares of common stock. The address for Eminence Capital, Eminence GP and Mr. Sandler is 65 East 55th Street, 25th Floor, New York, NY 10022.

[1][5]

Based on information set forth in a Schedule 13G/A filed with the SEC on January 25, 2018.  Includes (i) 2,613,789 shares of common stock for which Black Rock, Inc. has sole voting power, and (ii) 2,696,809 shares of common stock for which it has sole dispositive power.  The principal business office of Black Rock, Inc. is 55 East 2nd Street, New York, NY 10055.

[1][6]

Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2018. Includes (i) 65,549 shares of common stock for which The Vanguard Group has sole voting power, (ii) 3,453 shares of common stock for which it has shared voting power, (iii) 2,580,171 shares of common stock for which it has sole dispositive power, and (iv) 66,712 shares of common stock for which it has shared dispositive power. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group is the beneficial owner of 63,259 shares or 0.18% of the outstanding common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group is the beneficial owner of 5,653 shares or 0.01% of the outstanding common stock as a result of its serving as investment manager of Australian investment offerings. The principal business office of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

[1][7]

Based on information set forth in a Schedule 13D/A filed by Elliott Associates, L.P. on February 13, 2018. Collectively, Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. beneficially own 2,031,363 shares of common stock. The address for the Elliott entities is 40 West 57th Street, New York, New York 10019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report of the audit committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Imperva under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The audit committee of the board of directors is composed of Mr. Tolonen, who is the chair of the audit committee, Mr. Pimentel, and Messrs. Sippl and Spratt, who both joined the audit committee in February 2017. The board of directors has determined that each member of the audit committee is an independent director, as independence for audit committee members is defined in the NASDAQ Stock Market’s listing standards. The board of directors has determined that each of Messrs. Pimentel, Sippl and Tolonen is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

The members of the audit committee assisted the board of directors in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Imperva and its subsidiaries. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee reviewed and discussed Imperva’s audited financial statements with management and the independent registered public accounting firm. The audit committee met eight times during 2017, including meetings with Imperva’s independent registered public accounting firm to review Imperva’s quarterly and annual financial statements and their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of Imperva’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Imperva’s independent registered public accounting firm, is responsible for performing an independent audit of Imperva’s consolidated financial statements in accordance with generally accepted auditing standards in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the effectiveness of Imperva’s internal control over financial reporting.

The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard 1301 (Communication with Audit Committees), issued by the PCAOB. Ernst & Young LLP also provided to the audit committee the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the audit committee discussed with Ernst & Young LLP its independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that Imperva’s audited consolidated financial statements be included in Imperva’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018.

In addition, the audit committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 and is seeking ratification of such selection by our stockholders.

Submitted by the Audit Committee of the Board of Directors,

James Tolonen (Chair)

Albert Pimentel

Roger Sippl

Randall Spratt

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

ERNST & YOUNG LLP, FOR THE YEAR ENDING DECEMBER 31, 2018

(Item No. 4 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Ernst & Young LLP, or EY, to serve as our independent registered public accounting firm for the year ending December 31, 2018 and until their successors are appointed. EY has been selected as our independent registered public accounting firm every year since our IPO in November 2011. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of Imperva and our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of EY as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by EY during 2017 and 2016. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with EY maintaining its independence.

	Years Ended December 31,
	2017	2016
Audit fees	$1,942,459	$1,635,363
Audit-related fees	—	—
Tax fees	128,579	114,314
All other fees	—	—
Total	$2,071,038	$1,749,677

Audit Fees

Fees for EY audit services include fees associated with the annual audit, quarterly reviews of financial statements and accounting consultations.

Audit-Related Fees

No audit-related fees were incurred during 2017 and 2016.

Tax Fees

Fees for EY tax services include fees associated with international tax advice related to transfer pricing and international tax assistance related to tax filings.

All Other Fees

No other fees were incurred during 2017 and 2016.

Representatives of EY are expected to attend the annual meeting. Representatives of EY will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

The audit committee pre-approval policies and procedures require prior approval of each engagement of EY to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act and all of the professional services listed herein were approved in accordance with these policies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2018.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS AND INCLUSION IN IMPERVA’S PROXY MATERIALS

Stockholder Proposals

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our 2019 annual meeting of stockholders must give written notice of the proposal or nomination to our Corporate Secretary in accordance with the provisions of our bylaws. Our bylaws require that such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders. To be timely for the 2018 annual meeting of stockholders, a stockholder’s notice must be received by us between December 25, 2018 and January 24, 2019. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Imperva, Inc., 3400 Bridge Parkway, Redwood Shores, California 94065.

If the date of the 2019 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the 2018 annual meeting, in order for a notice to be timely, it must be delivered no earlier than 120 days prior to and no later than 90 days prior to the 2019 annual meeting date or, if later, the close of business on the 10th day after we publicly announce the date of the 2019 annual meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than November 12, 2018 and satisfy the conditions established by the SEC for stockholder proposals. In order for any other stockholder proposals to be eligible to be brought before the stockholders at the 2019 annual meeting, the stockholders submitting such proposals must also comply with the procedures, including the deadlines, required by our then current bylaws, as referenced in the preceding paragraphs. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our bylaws.

Inclusion in Imperva’s Proxy Materials

In December 2017, our Board adopted proxy access amendments to our bylaws to permit a stockholder or a group of up to 20 stockholders that has maintained continuous ownership of at least 3% of Imperva’s common stock for at least three years to include nominees in Imperva’s proxy materials for an annual meeting of stockholders, provided the stockholder(s) and nominee(s) satisfy the requirements specified in the bylaws. The number of director nominees that may be so included is limited to the greater of two or 20% of the total number of directors. In order for proxy access nominations to be eligible for inclusion in our proxy statement and proxy card for the 2019 annual meeting, stockholder nominations under the proxy access provisions of our bylaws would have to be received by our Corporate Secretary between November 25, 2018 and December 25, 2018 and satisfy the requirements in our bylaws.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2018 annual meeting of stockholders other than as described in this proxy statement. If any other matter or matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Trâm T. Phi

Senior Vice President, General Counsel and Corporate Secretary

March 12, 2018

. MMMMMMMMMMMM IMPERVA, INC. IMPORTANT ANNUAL MEETING INFORMATION 000004 MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext C123456789 MMMMMMMMMENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by1:00 AM, ET on April 24, 2018. Vote by Internet • Go to www.envisionreports.com/IMPV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 and 3. Mark here to vote FOR all nominees 01 - Roger Sippl 1. ELECTION OF CLASS I DIRECTORS: Nominees: Mark here to WITHHOLD vote from all nominees 02 - Allan Tessler For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. + For Against Abstain _____________________________________________ 2. PROPOSAL TO APPROVE THE NON-BINDING ADVISORY RESOLUTION RELATING TO NAMED EXECUTIVE OFFICER COMPENSATION. For Against Abstain 3. PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UP X 3628731 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 02S6TB

. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: www.envisionreports.com/IMPV • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — IMPERVA, INC. 2018 Meeting of Stockholders – April 24, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Christopher S. Hylen and Mike Burns, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Imperva, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2018 Meeting of Stockholders of Imperva, Inc. to be held April 24, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 and 3. (Continued and to be marked, dated and signed, on the other side)